Exhibit 10.30

ASSET PURCHASE AGREEMENT

between:

CENTAUR PHARMACEUTICALS, INC.,

a Delaware corporation;

and

RENOVIS, INC.,

a Delaware corporation

Dated as of July 26, 2002

i

(CONTINUED)

ii.

(CONTINUED)

iii.

(CONTINUED)

iv.

(CONTINUED)

v.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as of July 26, 2002, by and between: CENTAUR PHARMACEUTICALS, INC., a Delaware corporation (the “Seller”), and RENOVIS, INC., a Delaware corporation (the “Purchaser”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The Seller and the Purchaser wish to provide for the sale of substantially all of the assets of the Seller to the Purchaser on the terms and subject to the conditions set forth in this Agreement.

B. It is intended that the sale of the Assets by the Seller to the Purchaser qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

C. In order to induce the Purchaser and the Seller to enter into this Agreement and to consummate the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, certain stockholders of the Seller (the “Seller Key Stockholders”) are entering into Voting Agreements and related irrevocable proxies in favor of the Purchaser (the “Seller Voting Agreements”), and certain stockholders of the Purchaser (the “Purchaser Key Stockholders”) are entering into Voting Agreements and related irrevocable proxies in favor of the Seller (the “Purchaser Voting Agreements”).

D. The Seller intends to effect a merger (the “LLC Merger”) of the Seller with and into a newly formed Delaware limited liability company (“Seller LLC”) immediately following the Closing (as defined in Section 1.8).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1.	SALE OF ASSETS; RELATED TRANSACTIONS.

1.1 Sale of Assets. At the Closing, the Seller shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, good and valid title to the Assets (as defined below), free of any Encumbrances, other than Permitted Liens, on the terms and subject to the conditions set forth in this Agreement (the “Asset Sale”). For purposes of this Agreement, “Assets” shall mean and include all of the properties, rights, interests and other tangible and intangible assets of the Seller (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles), including any such assets acquired by the Seller during the Pre-Closing Period; provided, however, that the Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, the Assets shall include:

(a) Patents and Patent Applications: All of the patents, patent applications and patent rights of Seller, including the patents, patent applications and patent rights to inventions identified in Parts 2.11(a)(i) and 2.11(a)(ii) of the Seller Disclosure Schedule, and any counterparts, reissues, divisions, extensions, continuations and continuations in part of, and any other patents claiming priority from, any of the foregoing, in each case in any jurisdiction in the world.

(b) Other Proprietary Assets: All of the trade secrets, know-how, inventions, designs, drawings, goodwill and other Proprietary Assets of the Seller, including the Proprietary Assets identified in Parts 2.11(a)(i) and 2.11(a)(ii) of the Seller Disclosure Schedule.

(c) Inventory. All of the inventory, including stockpiles of compounds and other similar materials, and work-in-progress of the Seller, including the inventory set forth in Part 2.8 of the Seller Disclosure Schedule.

(d) Contracts: All rights of the Seller under the Seller Contracts, including the Seller Contracts identified in Parts 2.11(a)(iii), 2.11(a)(vi) and 2.12 of the Seller Disclosure Schedule, which shall include any schedule, exhibit, appendix, or similar attachment thereto, any side letter or written modification or extension thereof (collectively, the “Assigned Contracts”).

(e) Claims: All Claims (including Claims for past infringement of Assets) of the Seller against other Persons (regardless of whether or not such Claims have been asserted by the Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller (regardless of whether such rights are currently exercisable).

(f) Records, Etc.: All books (including log books), records, customer lists, files and data of the Seller, other than those that relate exclusively to the Excluded Assets.

(g) Governmental Authorizations: all Governmental Authorizations held by the Seller, including the Governmental Authorizations identified in Part 2.15 of the Seller Disclosure Schedule.

(h) Equipment: All of the databases and other equipment identified on Schedule 1.1(h).

1.2 Excluded Assets. There shall be excluded from the Assets, and to the extent in existence on the Closing Date, there shall be retained by the Seller, the following assets, properties and rights (collectively, the “Excluded Assets”):

(a) Accounts Receivable and Notes. All accounts or notes receivable of the Seller arising on or prior to the Closing Date and any related proceeds thereof, whether received before or after the Closing Date, other than those arising under the Assigned Contracts.

(b) Cash and Cash Equivalents. Cash and cash equivalents of the Seller.

(c) Seller Equipment. All manufacturing and other equipment of Seller, except as specifically identified on Schedule 1.1(h).

(d) Other Fixed Assets: All furniture, fixtures, computer equipment and other tangible assets of the Seller not otherwise referred to in this Section 1.2 or identified on Schedule 1.1(h).

(e) Leases and Leasehold Interests: All of the Seller’s leasehold interest in the Seller’s facilities located at 1220 Memorex Drive, Santa Clara, CA and the Seller’s other rights and interests under the leases and sublease identified in Part 2.10 of the Seller Disclosure Schedule.

(f) Shares of Capital Stock. The shares of capital stock of Cutanix Corporation held by the Seller, and any and all proceeds of disposition thereof.

(g) Charter Documents. The Charter Documents of the Seller.

(h) Other Specified Assets. All of the assets set forth on Schedule 1.2(h).

1.3 Purchase Price. As consideration for the Asset Sale:

(a) at the Closing, the Purchaser shall pay to the Seller, in cash, a total of $1,000,000 (the “Cash Consideration”);

(b) at the Closing, the Purchaser shall issue and deliver 2,000,000 shares of Series D Preferred Stock, par value $0.001, of the Purchaser (“Series D Stock”) to the Seller (the “Closing Date Shares”);

(c) at the Closing, the Purchaser shall issue and deposit 2,000,000 shares of Series D Stock (the “Upfront Escrow Shares”) in an escrow account (the “Escrow Account”) to be established as of the Closing Date (as defined in Section 1.8) pursuant to an Escrow Agreement among the Seller, the Purchaser and State Street Bank and Trust Company of California, N.A. (the “Escrow Agent”), in substantially the form of Exhibit B (the “Escrow Agreement”);

(d) subject to Section 1.5, at the Closing, the Purchaser shall issue and deposit 9,600,000 shares of Series D Stock in the Escrow Account (the “Contingent Escrow Shares”);

(e) at the Closing, the Purchaser shall assume the Designated Contractual Obligations (as defined in Section 1.4(b)) of the Seller by entering into with the Seller an Assignment and Assumption Agreement in substantially the form of Exhibit C (the “Assignment and Assumption Agreement”).

1.4 No Assumed Liabilities.

(a) Subject to Section 1.4(b), the Purchaser shall not assume any Liabilities of the Seller whatsoever, whether relating to the Assets or otherwise, and all such Liabilities shall remain the responsibility of the Seller.

(b) Notwithstanding Section 1.4(a), pursuant to the Assignment and Assumption Agreement, at and following the Closing the Purchaser will become obligated to perform the obligations of the Seller under any Assumed Contracts, but only to the extent such obligations (A) arise after the Closing Date, (B) do not arise, in whole or in part, from or relate to any Breach by the Seller of any provision of any of the Assumed Contracts, (C) do not arise, in whole or in part, from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach of any of the Assumed Contracts, and (D) are ascertainable (in nature and amount) by reference to the express terms of the Assumed Contracts (the “Designated Contractual Obligations”);

provided, however, that notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the “Designated Contractual Obligations” shall not include, and the Purchaser shall not be required to assume or to perform or discharge the following Liabilities (regardless of whether such Liabilities arise or result from a Contract or otherwise):

(1) any Liability of any other Person, except for the Seller;

(2) any Liability of the Seller or Seller LLC arising out of or relating to the execution, delivery or performance of any of the Transactional Agreements;

(3) any Liability of the Seller or Seller LLC for any fees, costs or expenses of the type referred to in Section 10.2(a) of this Agreement;

(4) any Liability of the Seller or Seller LLC arising from or relating to any action taken by the Seller or Seller LLC, or any failure on the part of the Seller to take any action, at any time after the Closing Date;

(5) any Liability of the Seller or Seller LLC arising from or relating to (x) any services performed by the Seller, or (y) any claim or Proceeding against the Seller;

(6) any Liability of the Seller or Seller LLC for the payment of any Tax, which shall be deemed to include the following Taxes, regardless upon whom such Taxes are imposed (the following clauses “(I)”, “(II)” and “(III)” collectively, the “Reorganization Taxes”): (I) any Tax resulting from the failure of the Asset Sale to qualify as a “reorganization” under the Code or any comparable provisions of State law, (II) even if the Asset Sale does so qualify, any Tax attributable to the receipt, holding or disposing of shares of Series D Stock, and (III) any Taxes attributable to the LLC Merger;

(7) any Liability of the Seller to any employee or former employee of the Seller under or with respect to any Employee Benefit Plan, profit sharing plan or dental plan or for severance pay;

(8) any Liability of the Seller to any Stockholder or any other Related Party;

(9) any Liability under any Contract, if the Seller shall not have obtained, prior to the Closing Date, any Consent required to be obtained from any Person with respect to the assignment or delegation to the Purchaser of any rights or obligations under such Contract;

(10) any Liability that constitutes or results from an inaccuracy in, or that arises or exists by virtue of any Breach of, (x) any representation or warranty made by the Seller in any of the Transactional Agreements, or (y) any covenant or obligation of the Seller contained in any of the Transactional Agreements;

(11) any Liability arising from the presence of Hazardous Material in, on or under the Leased Real Property and any other environmental Liability whatsoever; or

(12) any other Liability that is not a Designated Contractual Obligation.

1.5 Earnout.

(a) For the purposes of this Section 1.5, the following terms shall have the following meanings:

(i) “Earnout Conditions” shall mean both:

(1) the first dosing by or on behalf of AstraZeneca PLC (“AstraZeneca”) of a human patient as part of the first Phase III Trial (as defined below) of the Stroke Product; and

(2) An officer of AstraZeneca has acknowledged in writing that the milestone set forth in either Section 7.2(h) or Section 7.2(i) of the Development, License and Marketing Agreement, dated June 26, 1995, as amended, between the Seller and AstraZeneca (the “AZ Agreement”), relating to the approval of the commencement of such Phase III Trial (the “AZ Milestone”) has been satisfied and that AstraZeneca is unconditionally obligated to pay the amount set forth in either Section 7.2(h) or Section 7.2(i) of the AZ Agreement, as the case may be, relating to such milestone.

(ii) “Earnout Shares” shall mean that number of shares of Series D Stock earned by the Seller upon the satisfaction of the Earnout Conditions, if any, in accordance with Section 1.5(b).

(iii) “Phase III Trial” shall mean a pivotal trial held pursuant to the AZ Agreement (regardless of whether it is designated as “Phase III, “Phase IIb/III or otherwise) in Japan, the United States, France, Germany, Sweden, or the United Kingdom and intended to generate the data required for the registration of a new drug.

(iv) “Stroke Product” shall mean disodium 4-[(tert-butylimino)-methyl]benzene-1,3-disulfonate N-oxide.

(b) Subject to any right of setoff that the Purchaser may be entitled to exercise (including pursuant to Section 9.3), and subject to the other provisions of this Section 1.5:

(i) if and only if the Earnout Conditions are satisfied on or prior to September 30, 2003, then the Seller shall earn 9,600,000 shares of Series D Stock on the date of satisfaction of the last of the Earnout Conditions to be satisfied (the “Satisfaction Date”);

(ii) if and only if the Earnout Conditions are satisfied on or prior to December 31, 2003 but not on or prior to September 30, 2003, then the Seller shall earn 6,400,000 shares of Series D Stock on the Satisfaction Date;

(iii) if and only if the Earnout Conditions are satisfied on or prior to March 31, 2004 but not on or prior to December 31, 2003, then the Seller shall earn 3,200,000 shares of Series D Stock on the Satisfaction Date; and

(iv) If the Earnout Conditions are not satisfied on or prior to March 31, 2004, the Seller shall not earn any shares of Series D Stock pursuant to this Section 1.5.

(v) If a Release Event has not occurred prior to the Satisfaction Date, that number of Contingent Escrow Shares equal to the number of shares of Series D Stock earned by the Seller in accordance with this Section 1.5(b) shall be deemed to be Earnout Shares and such Earnout Shares shall continue to be held in accordance with the terms and conditions of the Escrow Agreement. In the event a Release Event has occurred, the Purchaser shall issue the Earnout Shares, if any, within 30 days following the Satisfaction Date, and deliver a certificate representing such shares to the Escrow Agent to be held in the Escrow Account pursuant to the terms and conditions of the Escrow Agreement; provided that in the event that the certificate representing the Earnout Shares is delivered to the Escrow Agent after April 1, 2004, such shares shall be deemed to have been in the Escrow Account as of the Satisfaction Date for the purposes of any claim for indemnification, compensation or reimbursement that the Purchaser may bring against the Seller pursuant to the terms of Section 9.2 and the Escrow Agreement. For the purpose of this Agreement, a “Release Event” shall mean any notification from AstraZeneca (in writing or otherwise) that it will either (i) not commence or (ii) discontinue any Phase III Trial of the Stroke Product.

(vi) Upon the occurrence of a Release Event, all of the Contingent Escrow Shares shall be released from the Escrow Account and returned to the Purchaser for cancellation.

(vii) If the Earnout Conditions are not satisfied on October 1, 2003, then 3,200,000 Contingent Escrow Shares shall be released from the Escrow Account and returned to the Purchaser for cancellation. If the Earnout Conditions are not satisfied on January 1, 2004, then an additional 3,200,000 Contingent Escrow Shares shall be released from the Escrow Account and returned to the Purchaser for cancellation. If the Earnout Conditions are not satisfied on April 1, 2004, then the remaining Contingent Escrow Shares shall be released from the Escrow Account and returned to the Purchaser for cancellation.

(viii) If, between the date of this Agreement and the date on which the Earnout Shares are earned by the Seller, the outstanding shares of Series D Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the number of shares of Series D Stock constituting the Contingent Escrow Shares (or the Earnout Shares if a Release Event shall have occurred), and the Stipulated Value of such shares, shall be appropriately adjusted.

1.6 Sales Taxes. The Seller shall bear and pay, and shall reimburse the Purchaser and the Purchaser’s affiliates for, any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses that may become payable to relevant taxing authorities under applicable law in connection with the Asset Sale or in connection with any of the other Transactions (the “Transfer Taxes”). For the avoidance of doubt, the parties agree that (a) income taxes shall not constitute Transfer Taxes and (b) any and all Reorganization Taxes for which the Seller or the Purchaser is otherwise responsible shall be the responsibility of the Seller and not the Purchaser. To the extent permitted by applicable law, the Purchaser and the Seller shall use commercially reasonable efforts to cooperate with each other to obtain exemptions from any Transfer Taxes or to otherwise minimize such Transfer Taxes.

1.7 Tax-Free Treatment. It is intended that the Asset Sale by the Seller to the Purchaser qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. The parties acknowledge that (a) neither an opinion of counsel nor ruling from the Internal Revenue Service (the “IRS”) has been sought or obtained in connection with the Asset Sale, and (b) the IRS is not precluded from successfully asserting a contrary position.

1.8 Closing.

(a) The closing of the Asset Sale (the “Closing”) shall take place at the offices of Cooley Godward LLP in Palo Alto, California, at 10:00 a.m. on the fifth business day after the satisfaction or waiver of the conditions to Closing set forth in Sections 6 and 7 of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing) or on such other date or at such other place as the Seller and the Purchaser may mutually agree in writing. For purposes of this Agreement, “Closing Date” shall mean the date the Closing actually takes place.

(b) At the Closing:

(i) the Seller shall execute and deliver to the Purchaser such bills of sale, endorsements, assignments (including patent, trademark and copyright assignments) and other documents as may (in the good faith judgment of the Purchaser or its counsel) reasonably be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Assets free of any Encumbrances, other than Permitted Liens and the Encumbrances set forth in Schedule 6.11;

(ii) the Purchaser shall pay the Cash Consideration to the Seller by wire transfer to an account designated in writing by the Seller;

(iii) the Purchaser shall deliver to the Seller a certificate representing, the Closing Date Shares;

(iv) the parties hereto shall execute and deliver the Escrow Agreement, and the Purchaser shall deposit the Upfront Escrow Shares and the Contingent Escrow Shares in the Escrow Account to secure the Seller’s indemnification obligations under Section 9.2;

(v) the parties hereto shall execute and deliver the Assignment and Assumption Agreement;

(vi) the parties shall execute and deliver a Voting Agreement in the form of Exhibit D (the “Series D Voting Agreement”);

(vii) the parties shall execute and deliver an Investor Rights Agreement in the form of Exhibit E (the “Investor Rights Agreement”);

(viii) the Seller shall execute and deliver to the Purchaser a certificate (the “Seller Closing Certificate”) setting forth the representations and warranties of the Seller that (A) each of the representations and warranties made by the Seller in this Agreement was accurate in all material respects as of the date of this Agreement, (B) each of the representations and warranties made by the Seller in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date, (C) each of the covenants and obligations that the Seller is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects, and (D) except as expressly set forth in the Closing Certificate, each of the conditions set forth in Sections 6.3, 6.5, 6.7, 6.8, 6.10, 6.12, 6.13, 6.14, 6.15 and 6.16 has been satisfied in all respects; and

(ix) the Purchaser shall execute and deliver to the Seller a certificate (the “Purchaser Closing Certificate”) setting forth the representations and warranties of the Purchaser that (A) each of the representations and warranties made by the Purchaser in this Agreement was accurate in all material respects as of the date of this Agreement, (B) each of the representations and warranties made by the Purchaser in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date, (C) each of the covenants and obligations that the Purchaser is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects, and (D) except as expressly set forth in the Closing Certificate, each of the conditions set forth in Sections 7.5 and 7.6 has been satisfied in all respects.

1.9 Filing of Returns and Payment of Taxes. The Seller shall prepare and file, or cause to be prepared and filed, with the appropriate Governmental Authorities all Tax returns, reports and forms (herein “Tax Returns”) required to be filed by it, and shall pay, or cause to be paid, when due all Taxes relating to the Assets attributable to any taxable period which ends on or prior to the Closing Date (herein the “Pre-Closing Tax Period”), as well as other Tax Returns required to be filed by it or Taxes required to be paid by it, where a failure to file or pay would adversely affect the Purchaser.

2.	REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller represents and warrants, to and for the benefit of the Indemnitees, subject only to such exceptions as are set forth in the Seller Disclosure Schedule, which disclosure shall provide an exception to or otherwise qualify (i) the particular representations and warranties of the Seller set forth in the Sections of this Agreement corresponding by number and letter to the respective Parts of the Seller Disclosure Schedule in which such disclosure appears, (ii) any representation or warranty cross-referenced to such representation and warranty, and (iii) other representations and warranties of the Seller to the extent that the applicability of the specific disclosure is readily apparent from the nature of the disclosure, as follows:

2.1 Due Organization; No Subsidiaries; Etc. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions listed in Part 2.1 of the Seller Disclosure Schedule. The Seller is in good standing as a foreign corporation in each of the jurisdictions listed in Part 2.1 of the Seller Disclosure Schedule. The Seller does not have any subsidiaries, except the Entities set forth in Part 2.1 of the Seller Disclosure Schedule. Neither the Seller, nor the Entities listed in Part 2.1 of the Seller Disclosure Schedule owns, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity. The Seller has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than “Centaur Pharmaceuticals, Inc.”

2.2 Charter Documents; Records. The Seller has delivered to (or made available for inspection by) the Purchaser accurate and complete copies of the Charter Documents of the Seller, including all amendments thereto. The Seller is not in violation of any of the provisions of its Charter Documents.

2.3 Capitalization.

(a) Part 2.3 of the Seller Disclosure Schedule contains an accurate list of the Stockholders and the number of shares of capital stock of the Seller held by each such

Stockholder. No Person other than the Stockholders listed in Part 2.3 of the Disclosure Schedule has any right to vote with respect to the Asset Sale or any of the other Transactions.

2.4 Financial Statements. The Seller has delivered to the Purchaser the following financial statements: (a) the audited balance sheet of the Seller as of December 31, 2000, and the related statements of income and retained earnings and cash flows for the year then ended, together with the notes thereto and the report of Ernst & Young with respect thereto; (b) the unaudited balance sheet of the Seller as of December 31, 2001, and the related statements of income and retained earnings and cash flows for the year then ended, together with the notes thereto; and (c) the unaudited balance sheet of the Seller as of June 30, 2002 (the “Unaudited Interim Balance Sheet”), and the related statements of income and retained earnings and cash flows for the six months then ended. The Unaudited Interim Balance Sheet and related statements of income and retained earnings and cash flows are accurate and complete in all respects, have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered (except for the absence of notes) and present fairly the financial position of the Seller as of the respective dates thereof and the results of operations and cash flows of the Seller for the periods covered thereby.

2.5 Absence Of Changes. Since June 30, 2002:

(a) there has not been any adverse change in, and no event has occurred and no circumstance or condition exists that might have an adverse effect on, (i) the Assets, (ii) the Liabilities of the Seller, (iii) the ability of the Seller to consummate the Transactions or to satisfy its Liabilities as they become due, or (iv) the ability of the Purchaser to exploit the Assets;

(b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the Assets (whether or not covered by insurance);

(c) the Seller has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other securities, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d) the Seller has not leased or licensed any asset from any other Person;

(e) the Seller has not made any capital expenditure;

(f) the Seller has not sold or otherwise transferred, or leased or licensed, any asset to any other Person;

(g) the Seller has not made any loan or advance to any other Person;

(h) the Seller has not (i) established or adopted any Employee Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors;

(i) no Contract by which the Seller or any of the assets owned or used by the Seller is or was bound, or under which the Seller has or had any rights or interest, has been amended or terminated;

(j) the Seller has not incurred, assumed or otherwise become subject to any Liability, other than accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by the Seller in bona fide transactions entered into in the Ordinary Course of Business;

(k) the Seller has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable that (i) are reflected as current liabilities in the “liabilities” column of the Unaudited Interim Balance Sheet or have been incurred by the Seller since June 30, 2002, in bona fide transactions entered into in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

(l) the Seller has not forgiven any debt or otherwise released or waived any right or claim;

(m) the Seller has not changed any of its methods of accounting or accounting practices in any respect; and

(n) the Seller has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses “(c)” through “(m)” above.

2.6 Title To Assets. The Seller owns (and will own as of the Closing Date), and has (and will have as of the Closing Date) good and valid title to, all of the Assets. All of said assets are owned (and will be owned as of the Closing Date) by the Seller free and clear of any Encumbrances except Permitted Liens.

2.7 No Customers; No Sales of Products. The Seller does not have, and has not had, any customers and no products have been sold by or on behalf of the Seller to any Person.

2.8 Inventory. Part 2.8 of the Seller Disclosure Schedule provides an accurate and complete list of all compounds and other raw materials of the Seller included within the Assets. All of the Seller’s existing inventory included within the Assets is of such quality and quantity as to be usable by the Seller in the manner in which such inventory is currently being used.

2.9 Equipment, Etc. Part 2.9(a) of the Seller Disclosure Schedule accurately identifies all tangible assets leased to the Seller that are included within the Assets.

2.10 Real Property; Environmental Matters.

(a) The Seller does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.10 of the Seller Disclosure Schedule (the “Leased Real Property”).

(b) To the best of the knowledge of the Seller, the Leased Real Property, and all surface water, groundwater, soil and air associated with or adjacent to such Leased Real Property: (i) is free of any Hazardous Material and any harmful chemical or physical conditions; and (ii) is free of any environmental contamination of any nature. No action or omission of the Seller has resulted in the Leased Real Property, or any surface water, groundwater, soil or air associated with or adjacent to such Leased Real Property: (i) containing any Hazardous Material and any harmful chemical or physical conditions; and (ii) containing any environmental contamination of any nature.

2.11 Proprietary Assets.

(a) Part 2.11(a)(i) of the Seller Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Seller and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.11(a)(ii) of the Seller Disclosure Schedule identifies and provides a brief description of each material Proprietary Asset owned by the Seller that is not otherwise listed in Part 2.11(a)(i) of the Seller Disclosure Schedule. Part 2.11(a)(iii) of the Seller Disclosure Schedule identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations in excess of $10,000 with respect to, each Proprietary Asset included in the Assets that is licensed or otherwise made available to the Seller by any Person (except for any Proprietary Asset that is licensed to the Seller under any third party software license generally available to the public), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to the Seller. The Seller has good and valid title to all of the Seller Proprietary Assets included in the Assets, free and clear of all Encumbrances, except for Permitted Liens. The Seller has a valid right to use (and in the case of patents, the right to exclude the use by third parties and the right to sublicense), modify, manufacture, offer to sell, sell, import and otherwise exploit all Proprietary Assets identified in Part 2.11(a)(iii) of the Seller Disclosure Schedule on an exclusive basis (except for any Proprietary Asset that is licensed to the Seller under any third party software license generally available to the public). The Seller is not obligated to make any payment to any Person for the manufacture, use, sale, import or other exploitation of any Seller Proprietary Asset included in the Assets. The Seller has not developed jointly with any other Person any Seller Proprietary Asset included in the Assets and with respect to which such other Person has any rights. There is no Assigned Contract pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Seller Proprietary Asset included in the Assets. No current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Seller Proprietary Asset included in the Assets.

(b) The Seller has taken reasonable measures and precautions to protect and maintain the confidentiality of all Seller Proprietary Assets included in the Assets (except Seller Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, (i) each current or former employee of the Seller who is or was involved in, or who has contributed to, the creation or development of any Seller Proprietary Asset included in the Assets has executed and delivered to the Seller an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Employee Invention Assignment and Confidential Information Agreement previously delivered by the Seller to the Purchaser, and (ii) each current and former consultant and independent contractor to the Seller who is or was involved in, or who has contributed to, the creation or development of any Seller Proprietary Asset included in the Assets has executed and delivered to the Seller an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consulting Agreement previously delivered to the Purchaser.

(c) All patents, trademarks, service marks and copyrights held by the Seller are subsisting and, to the best of the knowledge of the Seller, are valid and enforceable, None of the Seller Proprietary Assets included in the Assets and no Proprietary Asset included in the Assets that is currently being developed by the Seller (either by itself or with any other Person) infringes or misappropriates any Proprietary Asset owned or used by any other Person; provided however that the foregoing representation is only to the best of the knowledge of the Seller with respect to patent infringement. The Seller has never received any notice or other communication (in writing or, to the best of the knowledge of the Seller, otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Seller, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Seller Proprietary Asset. The Seller is not aware of any facts that would lead to a reasonable inference that there is a significant likelihood that any Proprietary Asset included in the Assets is invalid or unenforceable.

(d) The Seller has not (i) licensed any of the Seller Proprietary Assets included in the Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting or purporting to limit the ability of the Seller to exploit fully any Seller Proprietary Assets included in the Assets or to transact business in any market or geographical area or with any Person.

(e) With respect to each patent, patent application and copyright included in the Assets held or purported to be held by the Seller: (i) no Proceeding is pending or, to the best of the knowledge of the Seller, threatened, nor has any claim or demand been made, which challenges or challenged the legality, validity, enforceability or use by the Seller of such patent, patent application or copyright; and (ii) all maintenance, annuity and other fees have been fully paid and all filings have been properly made.

2.12 Contracts.

(a) Part 2.12 of the Seller Disclosure Schedule identifies each Material Contract of the Seller. The Seller has delivered or made available to the Purchaser accurate and complete copies of all of the Seller Contracts identified or required to be identified in Part 2.12 of the Seller Disclosure Schedule, including all amendments thereto. Each Assigned Contract is valid and in full force and effect.

(b) (i) No Person has violated or breached, or declared or committed any default under, any Assigned Contract; (ii) no event has occurred, and no circumstance or condition exists, that could reasonably be expected to (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Assigned Contract, (B) give any Person the right to declare a default or exercise any remedy under any Assigned Contract, (C) give any Person the right to accelerate the maturity or performance of any Assigned Contract, or (D) give any Person the right to cancel, terminate or modify any Assigned Contract; (iii) the Seller has not received any notice or other communication (in writing or, to the best of the knowledge of the Seller, otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Assigned Contract; and (iv) the Seller has not waived any right under any Assigned Contract.

(c) No Person is renegotiating, or (except as otherwise expressly set forth in such Assigned Contract) has the contractual right to renegotiate, any amount paid or payable to the Seller under any Assigned Contract or any other term or provision of any Assigned Contract.

(d) The Seller has no knowledge of any facts that could reasonably be expected to form the basis upon which any party to any Assigned Contract may object to (i) the assignment to the Purchaser of any right under such Assigned Contract, or (ii) the delegation to or performance by the Purchaser of any obligation under such Assumed Contract.

(e) Part 2.12(e) of the Seller Disclosure Schedule identifies and provides an accurate and complete description of each proposed Contract relating to the Assets as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Seller that, upon acceptance by the Seller or the third party offeree, as the case may be, could reasonably be considered to (i) bind any Asset or (ii) be binding upon the Seller and impair the Seller’s ability to consummate the Transactions.

2.13 Liabilities; Payment Plan.

(a) The Seller is not now insolvent, nor will it be rendered insolvent by any of the Transactions. As used in this section, “insolvent” means that the sum of the present fair saleable value of the assets of an Entity do not and will not exceed its debts and other probable Liabilities.

(b) Immediately after giving effect to the consummation of the Transactions, (i) the Seller will be able to pay its Liabilities as they become due in the usual course of their respective businesses, (ii) the Seller will not have unreasonably small capital with which to conduct their present or proposed businesses, and (iii) the Seller will have assets (calculated at fair market value) that exceed their Liabilities. The cash available to the Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms. The Purchase Price constitutes reasonably equivalent value for the Assets and the consummation of the Transactions shall not constitute a fraudulent transfer under applicable Legal Requirements relating to bankruptcy and insolvency.

(c) The Seller has no Liabilities, except for: (i) liabilities identified as such in the “liabilities” columns of the Unaudited Interim Balance Sheet; (ii) accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by the Seller in bona fide transactions entered into since June 30, 2002 and identified in the Payment Plan; and (iii) obligations under the Assigned Contracts, to the extent that the existence of such obligations is ascertainable solely by reference to such Contracts.

(d) Part 2.13(d) of the Seller Disclosure Schedule: (i) provides an accurate and complete breakdown and aging of the accounts payable of the Seller as of June 30, 2002; and (ii) provides an accurate and complete breakdown of all notes payable and other indebtedness of the Seller as of the date of this Agreement.

(e) The Seller has not paid, and the Seller is not and will not become liable for the payment of, any fees, costs or expenses of the type referred to in Section 2.32.

(f) The Seller has not, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) admitted in writing its inability to pay its debts as they become due, (iv) been convicted of, or pleaded guilty or no contest to, any felony, or (v) taken or been the subject of any action that could reasonably be expected to have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements.

(g) The Payment Plan (as defined on Section 5.11(a)) contains (i) a true and accurate list of all of the outstanding Liabilities of the Seller as of the date hereof and (ii) the aggregate amount of the Seller’s cash as of the date hereof. The Closing Date Payment Plan (as defined on Section 5.11(b)) will contain (x) a true and accurate list of the outstanding Liabilities of the Seller as of the Closing Date and (y) the aggregate amount of the Seller’s cash as of the Closing Date. The Payment Plan presents the manner in which the Seller currently intends to satisfy all of its outstanding Liabilities as of the date hereof, and the Seller actually believes in good faith that the execution of such plan will result in the satisfaction of such Liabilities. The Closing Date Payment Plan will present the manner in which the Seller then intends to satisfy all of its outstanding Liabilities as of the Closing Date, and the Seller actually believes in good faith that the execution of such plan will result in the satisfaction of such Liabilities.

2.14 Compliance with Legal Requirements. (a) The Seller is in full compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of the Assets; (b) the Seller has at all times been in full compliance with each Legal Requirement that is or was applicable to it or to the conduct of its business or the ownership of the Assets except where such failure to be in full compliance will not, and would not reasonably be expected to, have an adverse effect on the value of the Assets or impair the Seller’s ability to consummate the Transactions, (c) to the best of the Seller’s knowledge, no event has occurred, and no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Seller of, or a failure on the part of the Seller to comply with, any Legal Requirement; and (d) the Seller has not received, at any time, any notice or other communication (in writing or, to the best of the knowledge of the Seller, otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. The Seller has delivered or made available to the Purchaser an accurate and complete copy of each report, study, survey or other document to which the Seller has access that addresses or otherwise relates to the compliance of the Seller with, or the applicability to the Seller of, any Legal Requirement. To the best of the knowledge of the Seller, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (i) could reasonably be expected to have an adverse effect on (A) the Assets, (B) the Liabilities of the Seller or (C) the ability of the Seller to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

2.15 Governmental Authorizations. Part 2.15 of the Seller Disclosure Schedule identifies: (a) each Governmental Authorization that is held by the Seller (other than any patents); and (b) each other Governmental Authorization that, to the best of the knowledge of the Seller, is held by any employee of the Seller and was used by such employee in the course of such employee’s employment with the Seller or the use of the Assets by the Seller. The Seller has delivered or made available to the Purchaser accurate and complete copies of all of the Governmental Authorizations identified in Part 2.15 of the Seller Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 2.15 of the Seller Disclosure Schedule is valid and in full force and effect. The Seller is in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.15 of the Seller Disclosure Schedule. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.15 of the Seller Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 2.15 of the Seller Disclosure Schedule. The Seller has never received any notice or other communication (in writing or, to the best of the knowledge of the Seller, otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part 2.15 of the Seller Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such

Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body. The Governmental Authorizations identified in Part 2.15 of the Seller Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable the Seller to conduct its business in the manner in which such business was conducted, and (ii) to permit the Seller to own and use the Assets in the manner in which they are currently owned and used.

2.16 Preclinical Testing and Clinical Trials. The Seller Disclosure Schedule sets forth all human clinical trials relating to the Assets conducted by the Seller, on behalf of the Seller, or in which the Seller has participated. The human clinical trials, animal studies and other preclinical tests relating to the Assets conducted by the Seller or in which the Seller has participated, and such trials, studies and tests conducted on behalf of the Seller, were and, if still pending, are being conducted in accordance with experimental protocols, informed consents, procedures and controls generally used by qualified experts in the preclinical or clinical study of products comparable to those being developed by the Seller. None of the Seller or any contract research organization overseeing or assisting the Seller in administering any clinical or preclinical trial or investigator-sponsored trial on behalf of the Seller has received any notices or correspondence from the Federal Food and Drug Administration (the “FDA”) or any other governmental agency, and no other agent or representative of the Seller has received any written notices or correspondence from the FDA or any other governmental agency, requiring the delay, termination, suspension or modification (other than such modifications as are normal in the regulatory process) of any animal studies, preclinical tests or clinical trials relating to the Assets conducted by or on behalf of the Seller or in which the Seller has participated.

2.17 Certain Regulatory Matters.

(a) All products and product candidates that are included in the Assets and that have been developed, tested, manufactured, marketed, distributed or sold by or on behalf of the Seller (the “Products”) are described in the Seller Disclosure Schedule, which schedule also indicates each such product currently developed, manufactured, marketed, distributed or sold by or on behalf of the Seller.

(b) The Seller Disclosure Schedule sets forth a true and complete list of any written communications relating to the Assets between the Seller, on the one hand, and the FDA or any other governmental entity on the other hand, and any existing written summaries of discussions between such parties, that describe matters that are material to assessing compliance of the Seller with the Federal Food, Drug and Cosmetic Act and its implementing regulations, including copies of (i) all warning letters, notices of adverse findings and similar correspondence, (ii) all audit reports, and (iii) any document concerning any significant oral or written communication received from the FDA. The Seller has delivered or made available to the Purchaser true and complete copies of all such documents, as well as copies of all complaints and other information required to be maintained by the Seller pursuant to the United States Federal Food, Drug and Cosmetic Act and Comprehensive Drug Abuse Prevention and Control Act of 1970 and the corresponding laws of jurisdictions other than the United States.

(c) The Seller has filed with the FDA and all applicable state, local and foreign regulatory bodies for and received approval of all registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations necessary (i) to conduct the business of the Seller as previously conducted by the Seller and (ii) to own and use the Assets in the manner in which they are currently owned and used. The Seller and, to the best of the knowledge of the Seller, any third party which is a manufacturer for the Seller, is in compliance with all such registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations. Each of the Seller and, to the best of the knowledge of the Seller, any third party manufacturer, is in compliance with all material FDA, state, local and foreign rules, regulations, guidelines and policies, including FDA, state, local and foreign rules, regulations and policies relating to good manufacturing and good laboratory practice; and the Seller does not believe that any party granting any such registration, application, license, request for exemption, permit or other authorization is considering limiting, suspending or revoking the same and knows of no facts that would reasonably be likely to be the basis for any such limitation, suspension or revocation.

2.18 Tax Matters.

(a) Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Seller has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by the Seller has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

(b) Part 2.18 of the Seller Disclosure Schedule accurately identifies each examination or audit of any Tax Return of the Seller that has been conducted since December 31, 1998. The Seller has delivered or made available to the Purchaser accurate and complete copies of all audit reports and similar documents (to which the Seller has access) relating to such Tax Returns.

(c) No claim or other Proceeding is pending or has been threatened against or with respect to the Seller in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Seller. The Seller has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code.

(d) The Seller has delivered to (or made available for inspection by) the Purchaser accurate and complete copies of all Tax Returns that have been filed on behalf of or with respect to the Seller since December 31, 1999. The information contained in such Tax Returns is accurate and complete in all respects.

2.19 Employee And Labor Matters.

(a) The Seller is not a party to or bound by, and has never been a party to or bound by, any union contract or collective bargaining agreement relating to any employee or former employee of the Seller who is employed by the Seller on the Closing Date and who actually becomes employed by the Purchaser at or after the Closing as a result of an offer of employment made by the Purchaser (each a “Transferred Employee”)

(b) To the best of the knowledge of the Seller, no Transferred Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that could reasonably be expected to have an adverse effect on (A) the performance by such employee of any of his duties or responsibilities as an employee of the Seller or as an employee of the Purchaser, or (B) the business of the Seller or the Purchaser.

(c) The execution of this Agreement and the consummation of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events other than events occurring after the Closing that are caused by acts or omissions of the Seller) constitute an event under any Employee Benefit Plan or Contract that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. No payment or benefit that will or may be made by the Seller with respect to any employee will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code.

2.20 Benefit Plans; ERISA. The Seller does not currently have and at no time in the past has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

2.21 [Reserved].

2.22 [Reserved].

2.23 Insurance. The Seller maintains insurance policies that insure the replacement value of the tangible assets included in the Assets.

2.24 Related Party Transactions. No Related Party has any direct or indirect interest of any nature in any of the Assets.

2.25 [Reserved].

2.26 Proceedings; Orders. There is no pending Proceeding, and no Person has threatened to commence any Proceeding: (a) that involves the Seller or that otherwise relates to or could reasonably be expected to affect the Assets (whether or not the Seller is named as a party thereto); or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To the best of the knowledge of the Seller, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. No Proceeding has ever been commenced by or against the Seller (x) since January 1, 2000 and that involved the Assets or (y) that could reasonably be expected to impair the Seller’s ability to satisfy any of its covenants or obligations contained in the Transactional Agreements or to consummate the Transactions. The Seller has delivered or made available to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials (to which any of the Seller has access) that relate to the Proceedings identified in Part 2.26 of the Seller Disclosure Schedule. There is no Order to which any of the Assets are subject or which could reasonably be expected to impair the Seller’s ability to consummate any of the Transactions; and no Related Party is subject to any Order that relates to the Seller’s business as it was previously conducted or to any of the Assets. To the best of the knowledge of the Seller, no employee of the Seller is subject to any Order that may prohibit employee from engaging in or continuing any conduct, activity or practice that such employee engaged in while employed by the Seller. There is no proposed Order that, if issued or otherwise put into effect, (i) could reasonably be expected to have an adverse effect on the Assets or Liabilities of the Seller or on the ability of the Seller to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

2.27	Authority; Binding Nature Of Agreements.

(a) The Seller has the necessary power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and, subject to the approval of the Transactions by the Seller Required Stockholder Vote (as defined in Section 2.27(b)), the execution, delivery and performance by the Seller of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of the Seller and its stockholders and board of directors. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which the Seller is a party will constitute the legal, valid and binding obligation of the Seller and will be enforceable against the Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The affirmative vote of the holders of a majority of the shares of common stock of the Seller outstanding on the Seller Record Date are the only votes of the holders of any class or series of the Seller’s capital stock necessary to approve the Asset Sale and any of the other Transactions requiring the approval of the Stockholders under the provisions of the Seller’s Charter Documents and provisions of applicable law (the “Seller Required Stockholder Vote”).

(c) The board of directors of the Seller has (i) unanimously approved this Agreement and the transactions contemplated hereby, including the Asset Sale and the other Transactions, and (ii) unanimously resolved to recommend that the Stockholders approve the

Asset Sale and any of the other Transactions requiring the approval of the Stockholders under the provisions of the Seller’s Charter Documents and provisions of applicable law.

2.28 Non-Contravention; Consents. Neither the execution and delivery of any of the Transactional Agreements by the Seller, nor the consummation or performance of any of the Transactions by the Seller, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller, or any of the Assets of the Seller, is subject;

(b) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the Assets or is held by the Seller or any employee of the Seller;

(c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Assigned Contract;

(d) give any Person the right to (i) declare a default or exercise any remedy under any Assigned Contract, (ii) accelerate the maturity or performance of any Assigned Contract, or (iii) cancel, terminate or modify any Assigned Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

Except as may be required by the DGCL or as set forth in Part 2.28 of the Seller Disclosure Schedule, the Seller was not, is not nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

2.29 Applicability of the California General Corporation Law. The provisions of the California General Corporation Law (the “CGCL”) listed in Section 2115(b) of the CGCL are not applicable to the Seller.

2.30 [Reserved].

2.31 No Discussions. Neither the Seller nor any Representative of the Seller is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal. The Seller has not waived any rights under any confidentiality, “standstill”, nonsolicitation or similar agreement with any third party to which the Seller is a party or under which the Seller has any rights.

2.32 Brokers. The Seller has not agreed or become obligated to pay, or has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

2.33 Full Disclosure. None of the representations and warranties made by the Seller in any of the Transactional Agreements contains or will contain any untrue statement of fact; and none of the Transactional Agreements omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser represents and warrants, to and for the benefit of the Seller, subject only to such exceptions as are set forth in the Purchaser Disclosure Schedule, which disclosure shall provide an exception to or otherwise qualify (i) the representations and warranties of the Purchaser set forth in the Sections of this Agreement corresponding by number to the respective Parts of the Purchaser Disclosure Schedule in which such disclosure appears, (ii) any representation or warranty cross-referenced to such representation and warranty, and (iii) other representations and warranties of the Purchaser to the extent that the applicability of the specific disclosure is readily apparent from the nature of the disclosure, as follows:

3.1 Due Organization; Etc. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authority; Binding Nature Of Agreements.

(a) The Purchaser has the necessary power and authority to enter into and perform its obligations under each of the Transactional Agreements to which it is or may become a party; and subject to the approval of the Certificate Amendment by the Purchaser Required Stockholder Vote (as defined in Section 3.2(b)), the execution, delivery and performance by the Purchaser of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of the Purchaser, its stockholders and board of directors. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution and delivery of the other Transactional Agreements, each of such other Transactional Agreements to which the Purchaser is a party will constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The affirmative vote of (i) the holders of a majority of the shares of common stock and preferred stock of the Purchaser, voting as a single class, and (ii) 57.3% of the shares of preferred stock of the Purchaser, voting as a single class, each as outstanding on the Purchaser Record Date are the only votes of the holders of any class or series of the Purchaser’s capital stock necessary to approve the Certificate Amendment (as defined in Section 5.3) under the provisions of the Purchaser’s Charter Documents and provisions of applicable law (the “Purchaser Required Stockholder Vote”).

3.3 Capitalization.

(a) As of July 1, 2002, the authorized capital stock of the Purchaser, consists of (i) 34,000,000 shares of Common Stock, par value $0.001 per share, of the Purchaser, 4,713,307 shares of which are issued and outstanding, and (ii) 24,138,895 shares of Preferred Stock, par value $0.001 per share, of the Purchaser, (A) 666,670 shares of which are designated Series A Preferred Stock, all of which are issued and outstanding, (B) 8,972,225 shares of which are designated Series B Preferred Stock, 8,777,779 of which are issued and outstanding and (C) 14,500,000 shares of which are designated Series C Preferred Stock, 13,864,615 of which are issued and outstanding.

(b) As of July 1, 2002, under the Purchaser’s 2000 Equity Incentive Plan (the “Plan”), (i) 2,165,057 shares of Common Stock of the Purchaser have been issued pursuant to restricted stock purchase agreements and/or the exercise of outstanding options, (ii) options to purchase 1,518,858 shares of Common Stock of the Purchaser that have been granted and are currently outstanding, and (iii) 451,085 shares of Common Stock of the Purchaser remain available for future issuance to officers, directors, employees and consultants of the Purchaser. As of the date hereof, warrants to purchase 194,446 shares of Series B Preferred Stock of the Purchaser are outstanding.

(c) Other than the shares reserved for issuance under the Plan, and except as may be issued pursuant to this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Purchaser of any of its securities.

(d) All issued and outstanding shares of the Purchaser’s common stock and preferred stock have been duly authorized and validly issued and are fully paid and nonassessable.

3.4 Financial Statements. The Purchaser has delivered to the Seller the following financial statements (collectively, the “Purchaser Financial Statements”): (a) the audited balance sheet of the Seller as of December 31, 2001, and the related statement of income and cash flows for the year then ended, together with the notes thereto and the report of Ernst & Young with respect thereto; and (b) unaudited balance sheet as at June 30, 2002 and unaudited statement of income and cash flows for the six-month period then ended. The Purchaser Financial Statements, together with the notes thereto, are accurate and complete in all respects, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the financial statements referred to in clause “(b)” of this Section 3.4 are subject to normal recurring year-end audit adjustments and do not have notes) and present fairly the financial position of the Seller as of the respective dates thereof and the results of operations and cash flows of the Seller for the periods covered thereby.

3.5 Proceedings; Orders. There is no pending Proceeding and, to the Purchaser’s knowledge, no Person has threatened to commence any Proceeding : (a) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions, or (b) that would reasonably be expected to result, either individually or in the aggregate, in any material adverse change in the business, financial condition or results of operation of the Purchaser, nor is the Purchaser aware that there is any basis for any of the foregoing. The Purchaser is not a party or subject to the provisions of any Order. There is no Proceeding by the Purchaser currently pending or which the Purchaser intends to initiate.

3.6 Brokers. The Purchaser has not become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

4.	PRE-CLOSING COVENANTS.

4.1 Access And Investigation. Each party shall ensure that, at all times during the Pre-Closing Period: (a) such party and its Representatives provide the other party and its Representatives with reasonable access to its Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such party and its business; (b) such party and its Representatives provide the other party and its Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to such party and its business as the other party may request in good faith; and (c) such party and its Representatives compile and provide the other party and its Representatives with such additional financial, operating and other data and information relating to such party and its business as the other party may request in good faith.

4.2 Operation Of Business. The Seller shall ensure that, during the Pre-Closing Period, except as expressly contemplated by the Payment Plan (as defined in Section 5.11) or this Agreement:

(a) the Seller will use all commercially reasonable efforts to maintain its relations and good will with all suppliers, creditors, licensors, licensees, Transferred Employees and other Persons having business relationships with the Seller, and the Seller shall promptly repair, restore or replace any Assets that are destroyed or damaged;

(b) the officers of the Seller confer regularly with the Purchaser concerning operational matters and otherwise report regularly to the Purchaser concerning the status of the Assets and the Seller’s Liabilities;

(c) the Seller does not make any expenditure in excess of $10,000 in the aggregate that is not provided for in the Payment Plan;

(d) the Seller does not enter into or permit any of the Assets to become bound by any Contract;

(e) other than reasonable legal fees incurred by the Seller relating to its obtaining a permit under the Fairness Hearing Law to qualify the issuance of the units of Seller LLC to the Stockholders in the LLC Merger, the Seller does not incur, assume or otherwise become subject to any Liability, except for current liabilities (of the type required to be reflected in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred in the Ordinary Course of Business and which do not involve payments by the Seller in excess of $10,000 in the aggregate;

(f) the Seller does not commence or settle any Proceeding;

(g) the Seller does not enter into any transaction or take any other action of the type referred to in Section 2.5;

(h) the Seller does not enter into any transaction or take any other action that could reasonably be expected to cause or constitute a Breach of any representation or warranty made by the Seller in this Agreement or in the Closing Certificate;

(i) the Seller does not terminate or amend any Assigned Contract or Seller Contract that relates to any securities of the Seller;

(j) the Seller does not sell or otherwise issue any shares of capital stock or any other securities or take any other action that could result in the Seller Key Stockholders no longer owning over 50% of the shares of common stock of the Seller on the Seller Record Date; and

(k) the Seller does not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses ”(i)” through “(j)” of this Section 4.2.

4.3 Filings and Consents. The parties shall use all commercially reasonable efforts to ensure that: (a) all filings, notices and Consents (including Consents to the assignment of the Assumed Contracts to the Purchaser) required to be made, given and obtained in order to consummate the Transactions are made, given and obtained on a timely basis; and (b) during the Pre-Closing Period, each party and its Representatives cooperate with the other party and with such other party’s Representatives, and prepare and make available such documents and take such other actions as the other party may request in good faith, in connection with any filing, notice or Consent that the such other party is required or elects to make, give or obtain.

4.4 Notification; Updates to Seller Disclosure Schedule. During the Pre-Closing Period, the Seller shall promptly notify the Purchaser in writing of: (a) the discovery by the Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by the Seller in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by the Seller in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any Breach of any covenant or obligation of the Seller; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 4.4 requires any change in the Seller Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Seller Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Seller shall deliver to the Purchaser at the Closing an update to the Seller Disclosure Schedule specifying all such changes. No such update shall be deemed to supplement or amend the Seller Disclosure Schedule for the purpose of (i) determining the accuracy of any representation or warranty made by the Seller in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

4.5 No Solicitation.

(a) The Seller shall not directly or indirectly, and shall not authorize or permit any of its Representatives directly or indirectly to, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding the Seller to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Without limiting the generality of the foregoing, the Seller acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence by any Representative of the Seller, whether or not such Representative is authorized to act on behalf of the Seller, shall be deemed to constitute a breach of this Section 4.5 by the Seller; provided, however, that, a mere acknowledgement of an unsolicited inquiry by the Seller to an inquiring party advising such party of the Seller’s obligations hereunder shall not be deemed to be a violation of this Section 4.5.

(b) The Seller shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise the Purchaser orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to the Seller (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Seller shall keep the Purchaser fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c) The Seller shall immediately cease and cause to be terminated any discussions existing at the time of this Agreement with any Person that relate to any Acquisition Proposal.

(d) The Seller agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill”, nonsolicitation or similar agreement to which the Seller is a party or under which the Seller has any rights, and will use its Best Efforts to enforce or cause to be enforced each such agreement at the request of the Purchaser. The Seller also will promptly request each Person that has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of the Seller.

4.6 [Reserved]

4.7 California Permit; Seller Stockholder Approval.

(a) As promptly as practicable (and in any event within 20 business days) after the execution of this Agreement, the Purchaser shall prepare the necessary documents and the Purchaser shall apply to obtain a permit (the “California Permit”) from the California Commissioner of Corporations (after a hearing before such Commissioner or his designee) pursuant to Sections 25121 and 25142 of the California Corporate Securities Law of 1968 (the “Fairness Hearing Law”) so that any issuance of the Series D Stock in connection with the Transactions (including the issuance of the Earnout Shares upon the satisfaction of the Earnout Conditions, if any, and the issuance of the Incyte Shares (as defined in Section 5.14), if any) shall be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of the exemption provided by Section 3(a)(10) thereof, and the parties shall jointly prepare a related information statement or other disclosure document (the “Information Statement”). The Seller shall cooperate with, and provide information to, the Purchaser in connection with the Purchaser’s application for the California Permit. In addition, (i) if reasonably practicable, the Purchaser shall use commercially reasonable efforts to prepare, and Seller shall cooperate in the preparation of, the necessary documents to obtain a permit from the California Commissioner of Corporations pursuant to the Fairness Hearing Law so that any issuance of the membership interests in the Seller LLC to the Stockholders in the LLC Merger shall be exempt from registration under the Securities Act by virtue of the exemption provided by Section 3(a)(10) thereof, (ii) if reasonably practicable, the Purchaser shall use commercially reasonable efforts to combine the fairness hearing relating to such permit with the fairness hearing relating to the California Permit, and (iii) if clauses “(i)” and “(ii)” of this sentence are complied with, the parties shall include in the Information Statement such disclosure as is required in connection with the LLC Merger and the issuance of the membership interests in Seller LLC. The parties will respond to any comments from the California Commissioner of Corporations and use their commercially reasonable efforts to cause the California Permit to be granted as soon as reasonably practicable after such filing; provided, however, that the Purchaser shall not be required to materially modify any of the terms of the Transactions in order to cause the California Commissioner of Corporations to approve the fairness of such terms and conditions. The Seller shall provide and include in the Information Statement such information relating to the Seller and Seller LLC as may be required pursuant to the Fairness Hearing Law. The Information Statement shall include the unanimous recommendation of the board of directors of the Seller in favor of the Transactions. None of the information supplied by the Seller to the Purchaser for inclusion in the California Permit application, the Information Statement or any other document prepared to comply with federal or state securities laws shall contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Seller makes no representation, warranty or covenant with respect to any information supplied by or relating to the Purchaser which is contained in any of the foregoing documents. None of the information supplied by the Purchaser for inclusion in the California Permit application, the Information Statement or any other document prepared to comply with federal or state securities laws shall contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Purchaser makes no representation, warranty or covenant with respect to any information supplied by or relating to the Seller which is contained in any of the foregoing documents.

(b) The Seller shall, in accordance with its Charter Documents and the applicable provisions of the Delaware General Corporation Law (the “DGCL”), call and hold a special meeting of the Stockholders within five business days of the date of the issuance of the California Permit for the purpose of permitting them to consider and to vote upon and approve the Asset Sale and any of the other Transactions requiring the approval of the Stockholders under provisions of applicable law (the “Seller Stockholders’ Meeting”). In lieu of calling and holding the Seller Stockholders’ Meeting, the Seller may solicit written consents of the Stockholders in accordance with the applicable requirements of the DGCL for the purpose of permitting the Stockholders to vote upon and approve the matters that would otherwise be considered and voted upon at the Seller Stockholders’ Meeting. The Seller shall ensure that all proxies solicited in connection with the Seller Stockholders’ Meeting and written consents are solicited in compliance with all applicable Legal Requirements. Any written materials used by the Seller to solicit proxies shall include a statement to the effect that the board of directors of the Seller unanimously recommends that the Stockholders vote to approve the Asset Sale and any of the other matters proposed at the Seller Stockholders’ Meeting (the “Seller Board Recommendation”), and the Seller Board Recommendation shall not be withdrawn or modified in a manner adverse to the Purchaser, and no resolution by the board of directors of the Seller or any committee thereof to withdraw or modify the Seller Board Recommendation in a manner adverse to the Purchaser shall be adopted or proposed. The Seller shall take all other action necessary or advisable to secure the Seller Required Stockholder Vote.

(c) Without limiting the generality or the effect of anything contained in the Seller Voting Agreements being executed and delivered by the Seller Key Stockholders to the Purchaser contemporaneously with the execution and delivery of this Agreement, the Seller shall use commercially reasonable efforts to cause each Seller Key Stockholder to vote all shares of the capital stock of the Seller that are owned, beneficially or of record, by such Seller Key Stockholder on the record date for the solicitation of the consent of the Stockholders, either in writing or by special meeting, to be voted in favor of the approval of the sale of Assets to the Purchaser and any of the other matters proposed at the Seller Stockholders’ Meeting.

4.8 [Reserved].

4.9 [Reserved].

4.10 [Reserved].

4.11 [Reserved].

4.12 Releases. The Seller shall use its Best Efforts to cause each Identified Creditor to execute and deliver to the Seller and the Purchaser, at or prior to the Closing, a general release of claims against the Purchaser in connection with the Asset Sale, in form and substance acceptable to the Purchaser.

4.13 [Reserved].

4.14 [Reserved].

4.15 Best Efforts. During the Pre-Closing Period, the Seller shall use its Best Efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and the Purchaser shall use its Best Efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

4.16 Confidentiality. During the Pre-Closing Period, unless otherwise permitted by this Agreement, the Seller and the Purchaser shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or nonconfidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the Transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior written consent of the other (which approval shall not be unreasonably withheld), except as may be required by applicable law; provided, however, that either party may make such reasonable disclosures to their creditors as are deemed reasonably necessary by the officers of the Seller or the Purchaser, as applicable, in order to fulfill any obligations set forth in this Agreement. If either the Seller or the Purchaser is required by applicable law to make any such public disclosure, the party required to make the disclosure shall use its commercially reasonable efforts to give the other party prior notice and an opportunity to review the disclosure prior to the public release of information.

4.17 Creation of Series D Stock; Purchaser Stockholder Approval.

(a) The Purchaser shall, in accordance with its Charter Documents and the applicable provisions of the Delaware General Corporation Law (the “DGCL”), call and hold a special meeting of the stockholders of the Purchaser (the “Purchaser Stockholders’ Meeting”) for the purpose of permitting them to consider and to vote upon and approve the amendment and restatement of the Purchaser’s certificate of incorporation (the “Certificate Amendment”) in its entirety to conform with the Amended and Restated Certificate of Incorporation of the Purchaser

in Exhibit F (the “Amended and Restated Certificate”) as promptly as practicable after the approval of the Asset Sale by the Stockholders at the Seller Stockholders’ Meeting. In lieu of calling and holding the Purchaser Stockholders’ Meeting, the Purchaser may solicit written consents of the stockholders of the Purchaser in accordance with the applicable requirements of the DGCL for the purpose of permitting the stockholders of the Purchaser to vote upon and approve the matters that would otherwise be considered and voted upon at the Purchaser Stockholders’ Meeting. The Purchaser shall ensure that all proxies solicited in connection with the Purchaser Stockholders’ Meeting and written consents are solicited in compliance with all applicable Legal Requirements.

(b) Without limiting the generality or the effect of anything contained in the Purchaser Voting Agreements being executed and delivered by the Purchaser Key Stockholders to the Seller contemporaneously with the execution and delivery of this Agreement, the Purchaser shall use commercially reasonable efforts to cause each Purchaser Key Stockholder to vote all shares of the capital stock of the Purchaser that are owned, beneficially or of record, by such Purchaser Key Stockholder on the Purchaser Record Date, either in writing or by special meeting, to be voted in favor of the approval of the Certificate Amendment.

5.	ADDITIONAL COVENANTS OF THE PARTIES.

5.1 Regulatory Approvals. Each party shall (i) use all commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Transactions, and to submit promptly any additional information requested by any such Governmental Body and (ii) cooperate with the other parties hereto and, subject to Section 5.2(b), use its commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Legal Requirements to consummate and make effective the Transactions.

5.2 Additional Agreements.

(a) Subject to Section 5.2(b), the Seller and the Purchaser shall use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Transactions. Without limiting the generality of the foregoing, but subject to Section 5.2(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Transactions, (ii) shall use all commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Transactions, and (iii) shall use all commercially reasonable efforts to lift any restraint, injunction or other legal bar to the consummation of the Transactions. Each party shall promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained by the first party during the Pre-Closing Period.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its subsidiaries to dispose of or transfer any material assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any material product or service; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any Person, any material Proprietary Asset; (iv) to hold separate or cause any of its subsidiaries to hold separate any material assets or operations (either before or after the Closing Date); (v) to make or cause any of its subsidiaries to make any material commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Proceeding relating to the Transactions if the Purchaser determines in good faith that contesting such Proceeding might not be advisable. For purposes of this Section 5.2(b), the materiality of any of the foregoing shall be determined by the Purchaser in good faith.

5.3 Employee Matters.

(a) The Purchaser shall have no obligation with respect to payments of salary, compensation, wages, health or similar benefits, commissions, bonuses (deferred or otherwise), severance, accrued vacation and sick leave, stock or stock options or any other sums due to any Transferred Employee that accrued before the date that the Transferred Employee commences his employment with the Purchaser (the “Start Date”) (including any payments accruing due to the transactions contemplated by this Agreement). The Seller shall be fully responsible for all amounts owing to the Transferred Employees as a result of their employment prior to the Start Date and shall under no circumstances be responsible for any amounts payable to any Transferred Employee that arises after the Start Date. The Seller shall pay each Transferred Employee all wages owed and the accrued but unused vacation of such Transferred Employee, in accordance with and to the extent applicable under its standard employment policies and procedures and applicable law, upon termination of employment with the Seller.

(b) The Seller shall retain or assume responsibility for providing health care coverage to all current or former employees of the Seller (or any individual who constitutes a qualified beneficiary under Section 4980B of the Code (“COBRA”) with respect to any current or former employee of the Seller) (without regard to whether such employees become Transferred Employees) who are receiving (or become entitled to receive) continuation health coverage pursuant to an election made under COBRA or Sections 601-608 of ERISA (such an election to be called a “COBRA election”) relating to a qualifying event occurring (i) prior to or on the Start Date for Transferred Employees and (ii) prior to, on or after the Start Date for all employees of the Seller who are not Transferred Employees. The Purchaser shall be responsible for providing health care coverage attributable to a COBRA election made by a Transferred Employee (or any individual who constitutes a qualified beneficiary under COBRA with respect to a Transferred Employee) which relates to a qualifying event which occurs after the Start Date.

(c) The Seller shall remain solely liable for all claims under the Seller’s compensation and Employee Benefit Plans that are incurred by (i) all employees of the Seller who are not Transferred Employees and their beneficiaries and covered dependents and (ii) Transferred Employees and their beneficiaries and covered dependents on or prior to the Start Date. The Purchaser shall be solely liable for all claims under the Purchaser’s compensation and Employee Benefit Plans that are incurred by Transferred Employees and their beneficiaries and covered dependents on or after the Start Date. For these purposes, a claim shall be deemed to have been incurred on the day when the events giving rise to the claim occurred.

(d) The Seller shall remain responsible and liable for workers’ compensation claims relating to occupational illnesses resulting from exposure occurring on or prior to the Start Date and injuries that are incurred (i) on or prior to the Start Date with respect to the Transferred Employees and (ii) prior to, on, or after the Start Date with respect to all employees of the Seller who are not Transferred Employees.

(e) The Seller shall be responsible for any notices, payments, benefits, fines, penalties, backpay, and damages required under the Worker Adjustment and Retraining Notification Act (“WARN Act”) relating to any plant closing or mass layoff, payment of accrued vacation or paid time off, and all other Legal Requirements in connection with any reductions in force or other terminations of employees of the Seller (or similar triggering event) caused by the Seller with respect to the current or former employees of the Seller.

5.4 [Reserved].

5.5 [Reserved].

5.6 AstraZeneca Acknowledgment. Promptly upon the satisfaction of the AZ milestone, the Purchaser shall use its good faith, diligent efforts to obtain AstraZeneca’s written acknowledgment thereof; provided however, that the Purchaser shall have no obligation whatsoever to make any payment or incur any fees or expenses (other than reasonable travel and legal expenses not in excess of $10,000 in the aggregate for which the Seller has agreed in writing that (a) it will reimburse the Purchaser within 10 days of receipt of a request therefor from the Purchaser and, (b) the Seller shall indemnify, compensate and reimburse the Purchaser in accordance with the terms of Section 9.2, without being subject to any of the limitations set forth in Sections 9.2(b) or 9.2(c)), amend the AZ Agreement, waive any rights, powers, remedies, benefits or privileges that it might have in respect of the AZ Agreement or otherwise, or provide any consideration to AstraZeneca to obtain such acknowledgment.

5.7 Restrictions on Transfer.

(a) For the purposes of this Agreement, the following terms shall have the following meanings:

(i) “Closing Date Liabilities” shall mean any and all Liabilities of the Seller existing as of the Closing Date (including those arising from the consummation of the Transactions), including the Liabilities listed in the Payment Plan (as defined in Section 5.11);

(ii) “Exchange” shall mean the Nasdaq National Market, the New York Stock Exchange or the American Stock Exchange;

(iii) “Identified Creditors” shall mean the Bridge Note Holders and the creditor of the Seller identified on Schedule 5.7(a)(iii), provided that each such Bridge Note Holder and creditor is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Exchange Act of 1934, as amended;

(iv) “Identified Debt” shall mean that portion of the Liabilities of the Seller with respect to the Identified Creditors that would be satisfied upon the consummation of the transactions contemplated by the Identified Creditor Agreements.

(v) “Purchaser Claims” shall mean any and all claims for indemnification, compensation, reimbursement or otherwise made by the Purchaser pursuant to Section 9.2 or otherwise;

(vi) “Seventh Anniversary” shall mean the seventh anniversary of the Closing Date;

(vii) “Shares” shall mean (A) any and all of the Closing Date Shares, the Upfront Escrow Shares, the Earnout Shares, if any, and the Incyte Shares, if any, and (B) any securities or cash into which the Closing Date Shares, the Upfront Escrow Shares, the Earnout Shares, if any, and the Incyte Shares, if any, have been converted or exchanged, whether by their terms, pursuant to an acquisition of the Purchaser or otherwise;

(viii) “Stipulated Value” shall mean the original issue price of the Series D Stock, as set forth in the Purchaser’s certificate of incorporation as of the Closing Date (as appropriately adjusted thereafter for any applicable stock splits, combinations, stock dividends or similar events); provided, however that if, after the Closing Date, the Purchaser issues shares of its preferred stock to investors in an equity financing having an aggregate offering price of greater than $10,000,000, the Stipulated Value of the Shares shall be the original issue price of such shares of the Purchaser’s preferred stock, as set forth in the Purchaser’s certificate of incorporation, as appropriately adjusted if shares of such preferred stock do not convert into shares of the Purchaser’s common stock on a 1:1 basis;

(ix) “Survival Period” shall mean the period beginning on the Closing Date and ending on April 1, 2004.

(x) “Transfer” shall mean any offer, sale, transfer, pledge, distribution, liquidation or other disposition of, grant of an interest in or reduction of risk of loss with respect to, any Shares;

(xi) “Transfer Conditions” shall mean both:

(1) the Survival Period has ended; and

(2) except with respect to cash, (A) the issuer of the Shares is a company with outstanding securities listed or qualified for trading on an Exchange, (B) any Transfer is effected in compliance with all applicable federal and State securities laws, and (C) the market lockup period, if any, imposed generally on the directors and executive officers of the issuer of the Shares in connection with the public offering of the Shares or with the conversion or exchange thereof, as applicable, has expired.

(b) From and after the Closing, the Seller shall not Transfer any Shares until the earlier of (x) the Seventh Anniversary or (y) the date that the Transfer Conditions are satisfied; provided however, that:

(i) neither of the following events shall constitute a “Transfer” of the Shares: (A) in the event that all of the outstanding securities of the Purchaser are acquired by a third party, the exchange of the Shares for the consideration to be paid to the stockholders of Purchaser in connection with such acquisition, and (B) the LLC Merger;

(ii) in the event that there are any outstanding Closing Date Liabilities (other than the Identified Debt) or any outstanding Purchaser Claims at the time that the Seller wishes to Transfer any Shares, the Seller shall only be permitted to Transfer that number of Shares equal to the quotient of (I) (A) the product of (1) the aggregate number of Shares held by the Seller, multiplied by (2) the Stipulated Value, less (B) the sum of (1) the aggregate dollar amount of the outstanding Closing Date Liabilities (other than the Identified Debt), plus (2) the aggregate dollar amount of the Purchaser Claims, divided by (II) the Stipulated Value ; and

(iii) the Transfer of Shares to the Identified Creditors in accordance with the terms and conditions of the Identified Creditor Agreements shall not be subject to either (A) the Transfer Condition set forth in Section 5.7(a)(xi)(1), or (B) solely with respect to the creditor identified on Schedule 5.7(a)(iii), the restrictions set forth in clause “(ii)” above.

(c) For greater certainty, all restrictions on the Transfer of the Shares contained in this Section 5.7 shall terminate upon the Seventh Anniversary; provided, however that in the event that any Purchaser Claims are outstanding at the time the Seller intends to Transfer any such Shares, the Seller shall first place Shares having a Stipulated Value equal to the aggregate amount of such Purchaser Claims into an mutually agreeable escrow account to secure the payment of such Purchaser Claims. The parties acknowledge that nothing in this Section 5.7, including the termination of the restrictions on the Transfer of the Shares on or prior to the Seventh Anniversary, shall constitute a waiver of any right, privilege or benefit that the Purchaser might have as a creditor of the Seller prior to or following the Seventh Anniversary.

5.8 Merger or Other Reorganization. Following the Closing, the Seller shall not consummate any Change of Control unless the acquiring Person or the surviving Person, as the case may be (the “Acquiror”), executes an agreement (in form and substance acceptable to the Purchaser) between the Seller, the Purchaser and the Acquiror prior to the consummation of such Change of Control, pursuant to which the Acquiror agrees to fully assume and be bound by all of the Seller’s obligations under this Agreement as if the Acquiror was a signatory hereto (an “Assumption Agreement”). The Purchaser hereby agrees and consents to the LLC Merger and the assumption of all of the Seller’s rights and obligations under this Agreement and all of the other Transactional Agreements, provided that Seller LLC execute an Assumption Agreement prior to the effective time thereof.

5.9 Tax Covenants.

(a) In the event that the Seller is dissolved in accordance with the applicable provisions of the DGCL, the Seller shall obtain tax clearance certificates from the applicable Governmental Bodies with respect to all income, sales and employee-related Taxes paid or owing by the Seller prior to making any distribution of its assets (including the Shares) to its stockholders.

(b) Prior to (i) making any distribution of its assets (including the Shares) to its stockholders, (ii) making any Transfer of any Shares to the Bridge Note Holders (including pursuant to the agreements referred to in Section 5.7(b)(iii)), or (iii) the redemption, repurchase or other reacquisition by the Seller of any of its securities, the Seller shall provide the Purchaser with a certificate signed by an executive officer of the Seller certifying that each Tax required to have been paid, collected or withheld, or claimed by any Governmental Body to be payable, collectable or required to be withheld, at such time by the Seller has been duly paid in full on a timely basis.

(c) The Purchaser and the Seller will treat the Asset Sale consistent with it being a reorganization within the meaning of Section 368(a) of the Code, including complying with Treasury Regulations Sections 1.368-3.

5.10 Market Stand-Off/Lock-up Agreements. In the event that (a) the Purchaser makes a public offering of its common stock registered under the Securities Act, or (b) all of the outstanding securities of the Purchaser are acquired by a third party, the Seller shall execute all market stand-off or lock-up agreements and other customary documents in connection therewith on the same terms and conditions as are generally applicable to other holders of significant amounts of preferred stock of the Purchaser.

5.11 Liabilities Payment Plan.

(a) Concurrently with the execution of this Agreement, the Seller shall deliver a plan acceptable to the Purchaser providing for the payment of all of the Liabilities of the Seller prior to December 31, 2002 (the “Payment Plan”). The Payment Plan shall include:

(i) for each creditor of the Seller: (i) the name, address and contact information of such creditor, (ii) the dollar amount owing by the Seller to such creditor, (iii) whether the Seller intends to use cash or securities of the Seller to pay such amount, and (iv) the approximate time of payment of such amount;

(ii) a detailed operational plan showing all of the Seller’s forecasted operating income and expenses for the 12-month period following the Closing Date; and

(iii) a detailed restructuring plan setting forth the restructuring measures to be undertaken by the Seller to achieve such forecasted income and expenses.

(b) The Seller shall notify the Purchaser in writing of any updates to such Payment Plan during the Pre-Closing Period to the extent that any changes or variations are made thereto by the Seller. The Seller shall also provide a final Payment Plan on the Closing

Date (the “Closing Date Payment Plan”), which shall contain a complete and accurate list of all of the Closing Date Liabilities.

(c) Notwithstanding anything to the contrary contained in this Agreement, during the Pre-Closing Period, and after the Closing Date until such time as all of the Closing Date Liabilities (other than the Identified Debt) are satisfied in full, the Seller (i) subject to clause “(ii)” of this sentence, shall comply in all respects with the Payment Plan, and carry out such plan in accordance with its terms and (ii) shall not, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld): (A) incur any Liabilities in excess of $10,000 individually or $50,000 in the aggregate that are not expressly accounted for in the Payment Plan, or (B) take any other action that could prevent or materially impair the Seller’s execution of the Payment Plan.

5.12 Covenant Not To Compete. The Seller agrees that prior to the third anniversary of the Closing Date, the Seller will not, directly or indirectly, (a) engage in the development, production, manufacturing, marketing, distribution or sale anywhere in the world of any products that are similar to or competitive with any of the Products, or (b) own, manage, operate, control, advise or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the development, production, manufacturing, marketing, distribution or sale anywhere in the world of any products that are similar to or competitive with any of the Products.

5.13 Payment of All Taxes Resulting From the Asset Sale. The Seller shall (i) pay in a timely manner all Transfer Taxes required to be paid by the Seller under Section 1.6, (ii) pay in a timely manner all other Taxes required to be paid by it resulting from or payable in connection with the Asset Sale pursuant to this Agreement and the other Transactions, and (iii) not permit any Encumbrance relating to any such Transfer Taxes or other Taxes to be entered upon the Assets.

5.14 License Agreement. During the Pre-Closing Period, the Seller may negotiate the principle terms of a license agreement with Incyte pursuant to which Incyte would be granted the exclusive right to develop and commercialize the Seller’s RA drug CPI-1714 and certain related compounds to be determined by the Purchaser, for use in treating rheumatoid arthritis and related conditions. The Seller shall consult with the Purchaser during the negotiations of the terms of such license agreement and shall not enter into any binding agreement whatsoever (whether written or oral) with Incyte, or sign a non-binding letter of intent or term sheet, relating thereto without the prior written approval of the Purchaser. Following the Closing, the Purchaser shall use good faith, diligent efforts for a period of up to six months after the Closing Date to enter into such license agreement with Incyte upon the terms agreed to in principle between the Seller and Incyte and approved by Purchaser. If such license agreement is entered into between the Purchaser and Incyte within six months after the Closing Date, the Purchaser shall pay to the Seller 50% of the cash to be paid by Incyte to the Purchaser as an initial license fee payment due under the license agreement, if any (the “Seller Cash Amount”); provided that such amount shall not exceed in any event 50% of the initial cash license fee payment that the Seller and Incyte shall have agreed to in principle. The Purchaser shall give the Seller prompt notice after the execution of the license agreement that the Seller Cash Amount is owing and shall give the

Seller the option to receive shares of Series D Stock from the Purchaser in lieu of all or a portion of the Seller Cash Amount. The Seller shall give the Purchaser written notice of its choice of the consideration (the “Option Notice”) that the Purchaser shall use to pay the Seller Cash Amount. If the Seller chooses to receive any of the Seller Cash Amount in Series D Stock in lieu of cash in the Option Notice, the Purchaser shall:

(a) issue to the Seller that whole number of shares of Series D Stock equal to the quotient (rounded to the nearest whole share) obtained by dividing (i) the portion of the Seller Cash Amount that the Seller has requested be paid in Series D Stock (the “Stock Portion”), divided by (ii) the Stipulated Value (the shares of Series D Stock to be issued to the Seller pursuant to this Section 5.14 shall hereinafter be referred to the “Incyte Shares”); and

(b) pay to the Seller an amount in cash equal to: (i) the Seller Cash Amount, less (ii) the Stock Portion (together with the consideration to be paid in clause “(a)”, the “Incyte Payment”).

The Purchaser shall make the Incyte Payment to the Seller within ten days following receipt of the Option Notice from the Seller.

5.15 Further Actions.

(a) From and after the Closing Date, the Seller shall cooperate with the Purchaser and the Purchaser’s affiliates and Representatives, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Assets. Without limiting the generality of the foregoing, from and after the Closing Date, the Seller shall promptly remit to the Purchaser any funds that are received by the Seller and that are included in, or that represent payment of receivables included in, the Assets. The Seller: (a) hereby irrevocably authorizes the Purchaser, at all times on and after the Closing Date, to endorse in the name of the Seller any check or other instrument that is made payable to the Seller and that represents funds included in, or that represents the payment of any receivable included in, the Assets; and (b) hereby irrevocably nominates, constitutes and appoints the Purchaser as the true and lawful attorney-in-fact of the Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes the Purchaser, in the name of and on behalf of the Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that the Purchaser may deem appropriate for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Assets, (ii) defending or compromising any claim or Proceeding relating to any of the Assets, or (iii) otherwise carrying out or facilitating any of the Transactions. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of the Seller.

(b) From and after the Closing Date, the Seller shall take all actions reasonably requested by the Purchaser to cooperate with the Purchaser in curing any potential breaches by the Seller of any of the Assumed Contracts prior to the Closing Date.

6.	CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATION TO CLOSE.

The Purchaser’s obligation to purchase the Assets and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in writing):

6.1 Accuracy Of Representations. All of the representations and warranties made by the Seller in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any update to the Seller Disclosure Schedule.

6.2 Performance Of Obligations. All of the covenants and obligations that the Seller is required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

6.3 [Reserved].

6.4 Compliance With §3(a)(10) of the Securities Act. (a) The California Department of Corporations shall have issued an approval under the Fairness Hearing Law (following a hearing upon the fairness of the terms and conditions of the Transactions, conducted pursuant to the Fairness Hearing Law) for any issuance of shares of Series D Stock in connection with the Transactions, and (b) all applicable requirements of Section 3(a)(10) of the Securities Act shall have been satisfied with respect thereto.

6.5 Seller Stockholder Approval. The Asset Sale and any of the other Transactions requiring the approval of the stockholders of the Seller under provisions of applicable law and the Seller’s Charter Documents shall have been duly approved by the Seller Required Stockholder Vote.

6.6 Purchaser Stockholder Approval. The Certificate Amendment shall have been duly approved by the Purchaser Required Stockholder Vote and the Amended and Restated Certificate shall have been filed with the Secretary of State of the State of Delaware.

6.7 No Material Adverse Change. There shall have been no material adverse change in the Assets or the Assumed Contracts since the date of this Agreement, and no event shall have occurred and no condition or circumstance shall exist that could reasonably be expected to give rise to any such material adverse change, regardless of whether such a change becomes known to the Purchaser subsequent to the date of this Agreement.

6.8 Additional Documents. Purchaser shall have received the following documents:

(a) such bills of sale, endorsements, assignments (including patent, trademark and copyright assignments) and other documents as may (in the reasonable judgment of the

Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Assets free and clear of any Encumbrances, other than Permitted Liens and the Encumbrances set forth in Schedule 6.11;

(b) the Assignment and Assumption Agreement, executed by the Seller;

(c) the Escrow Agreement, executed by the Seller and the Escrow Agent;

(d) the Series D Voting Agreement, executed by the Seller;

(e) the Investor Rights Agreement, executed by the Seller;

(f) an opinion letter from Fenwick & West LLP, dated the Closing Date, in the form of Exhibit G;

(g) a certificate executed by the Secretary of the Seller attaching and certifying as to the Seller’s current Charter Documents and the resolutions of the Seller’s board of directors and stockholders approving the Asset Sale and any of the other Transactions requiring the approval of the Stockholders under provisions of applicable law and the Seller’s Charter Documents;

(h) a general release in form and substance acceptable to the Purchaser executed by each of the Identified Creditors;

(i) the Seller Closing Certificate; and

(j) such other documents as the Purchaser may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Seller, (ii) evidencing the compliance by the Seller with, or the performance by the Seller of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Section 6, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

6.9 No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against the Seller, the Purchaser, or against any Person affiliated with the Purchaser, any material Proceeding (a) involving the Assets, (b) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (c) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

6.10 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Asset Sale or any of the other Transactions shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement or Order enacted or deemed applicable to the Asset Sale that, directly or indirectly (with or without notice or lapse of time), makes the consummation of the Asset Sale illegal.

6.11 Release of Encumbrances. The Purchaser shall have received evidence satisfactory to it of the release by every Person who held any Encumbrance on any of the Assets of all Encumbrances on the Assets, other than Permitted Liens and the Encumbrances set forth in Schedule 6.11.

6.12 Acknowledgments and Waivers. The Purchaser shall have received from each of the Identified Creditors and each of the creditors of the Seller set forth on Schedule 6.12, an executed acknowledgment and waiver (in form and substance acceptable to the Purchaser), pursuant to which each such creditor (a) consents to the Transactions, (b) agrees that the Transactions do not constitute a fraudulent transfer, and (c) waives any claim that it might have arising from a fraudulent transfer of the Assets, and each such acknowledgment and waiver shall be in full force and effect.

6.13 Cutanix Amendment. The Purchaser shall have received (i) an executed amendment to the License Agreement dated January 15, 1998 between the Seller and Cutanix Corporation (in form and substance acceptable to Purchaser), pursuant to which each party’s rights to the Seller’s compound libraries and patent licenses are clarified and such amendment shall be in full force and effect and (ii) an executed release of claims from Cutanix.

6.14 Identified Creditor Agreements. The Purchaser shall have received an executed agreement (in form and substance acceptable to the Purchaser) pursuant to which the Seller would issue shares of its capital stock to such Identified Creditors in full satisfaction of all (or the portion thereof identified in such agreement) of Seller’s Liabilities to such Identified Creditor (each, an “Identified Creditor Agreement”) and each such Identified Creditor Agreement shall be in full force and effect.

6.15 Bridge Note Holder Consent. The Purchaser shall have received written consents to the Asset Purchase from New Investors (as such term is defined in the Note and Warrant Purchase Agreement dated January 30, 2002 between the Seller and the Bridge Note Holders) holding greater than 50% of the aggregate principal due under the Bridge Notes outstanding as of the Closing Date.

6.16 Seller LLC Assumption Agreement. The Purchaser shall have received an Assumption Agreement executed by Seller LLC.

7.	CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATION TO CLOSE.

The Seller’s obligation to sell the Assets and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part, in writing):

7.1 Accuracy Of Representations. All of the representations and warranties made by the Purchaser in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.

7.2 Purchaser’s Performance. All of the other covenants and obligations that the Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects.

7.3 Compliance With §3(a)(10) of the Securities Act. (a) The California Department of Corporations shall have issued an approval under the Fairness Hearing Law (following a hearing upon the fairness of the terms and conditions of the Transactions, conducted pursuant to the Fairness Hearing Law) for any issuance of shares of Series D Stock in connection with the Transactions, and (b) all applicable requirements of Section 3(a)(10) of the Securities Act shall have been satisfied with respect thereto.

7.4 Seller Stockholder Approval. The Asset Sale and any of the other Transactions requiring the approval of the Stockholders under provisions of applicable law and the Seller’s Charter Documents shall have been duly approved by the Seller Required Stockholder Vote.

7.5 Purchaser Stockholder Approval. The Certificate Amendment shall have been duly approved by the Purchaser Required Stockholder Vote and the Amended and Restated Certificate shall have been filed with the Secretary of State of the State of Delaware.

7.6 Additional Documents. The Seller shall have received the following documents:

(a) the Assignment and Assumption Agreement, executed by the Purchaser;

(b) the Escrow Agreement, executed by the Purchaser and the Escrow Agent;

(c) the Series D Voting Agreement, executed by the Purchaser;

(d) the Investor Rights Agreement, executed by the Purchaser;

(e) an opinion letter from Cooley Godward LLP, dated the Closing Date, in the form of Exhibit H;

(f) a certificate executed by the Secretary of the Purchaser attaching and certifying as to the Purchaser’s current Charter Documents and the resolutions of (i) the Purchaser’s board of directors approving the Transactions and (ii) the Purchaser’s board of directors and stockholders approving the Certificate Amendment; and

(g) the Purchaser Closing Certificate

7.7 No Material Adverse Change. There shall have been no material adverse change in (a) the financial condition of the Purchaser, or (b) the business plan or strategic direction of the Purchaser’ business since the date of this Agreement (excluding any changes relating to the execution and delivery of this Agreement, and the consummation of the Transactions) and no event shall have occurred and no condition or circumstance shall exist that could reasonably be expected to give rise to any such material adverse change, regardless of whether such a change becomes known to the Seller subsequent to the date of this Agreement.

8.	TERMINATION.

8.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of the Purchaser and the Seller.

(b) by either the Purchaser or the Seller if the Asset Sale shall not have been consummated by November 30, 2002 (the “Termination Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Asset Sale by the Termination Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Closing Date;

(c) by either the Purchaser or the Seller if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions;

(d) by either the Purchaser or the Seller if (i) the Seller Required Stockholder Vote is necessary under applicable law to approve the Asset Sale and any of the other Transactions, (ii) the Seller Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Stockholders shall have taken a final vote on a proposal to approve the foregoing matters (or if the Seller otherwise attempts to obtain the Seller Required Stockholder Vote by written consent and is unable to obtain such Seller Required Stockholder Vote), and (iii) if a Seller Stockholders’ Meeting is held and the foregoing matters shall not have been approved at the Seller Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Seller Required Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to obtain the Seller Required Stockholder Vote is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Closing Date;

(e) by either the Purchaser or the Seller if (i) the Purchaser Required Stockholder Vote is necessary under applicable law to approve the Certificate Amendment, (ii) the Purchaser Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Purchaser’s stockholders shall have taken a final vote on a proposal to approve the foregoing matter (or if the Purchaser otherwise attempts to obtain the Purchaser Required Stockholder Vote by written consent and is unable to obtain such Purchaser Required Stockholder Vote), and (iii) if a Purchaser Stockholders’ Meeting is held and the foregoing matter shall not have been approved at the Purchaser Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Purchaser Required Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the failure to obtain the Purchaser Required Stockholder Vote is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Closing Date;

(f) by the Purchaser if the Seller has Breached any of the provisions of Section 4.5;

(g) by the Purchaser if (i) any of the Seller’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, any update of or modification to the Seller Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of the Seller’s covenants or obligations contained in this Agreement shall have been Breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Seller’s representations and warranties as of a date subsequent to the date of this Agreement or a Breach of a covenant or obligation by the Seller (A) is capable of being cured by the Seller and the Seller has cured such inaccuracy or Breach within 40 days of receipt of notice thereof from the Purchaser, or (B) is incapable of being cured and ten days have elapsed since the receipt of notice thereof from the Purchaser, then the Purchaser may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or Breach; or

(h) by the Seller if (i) any of the representations and warranties of the Purchaser contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied, or (ii) if any of the covenants or obligations of the Purchaser contained in this Agreement shall have been Breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of the Purchaser as of a date subsequent to the date of this Agreement or a Breach of a covenant or obligation by the Purchaser (A) is capable of being cured by the Purchaser and the Purchaser has cured such inaccuracy or Breach within 40 days of receipt of notice thereof from the Seller, or (B) is incapable of being cured and ten days have elapsed since the receipt of notice thereof from the Seller, then the Seller may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or Breach.

8.2 Termination Procedures. If the Purchaser wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(c), Section 8.1(d), Section 8.1(e), Section 8.1(f) or Section 8.1(g), the Purchaser shall deliver to the Seller a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement. If the Seller wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(c), Section 8.1(d), Section 8.1(e) or Section 8.1(h), the Seller shall deliver to the Purchaser a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

8.3 Fees. If this Agreement is terminated by the Purchaser or the Seller pursuant to Section 8.1(d) then the Seller shall pay to the Purchaser, in cash, at the time specified in the next sentence, a nonrefundable fee in an amount equal to $1,200,000. In the case of termination of this Agreement by the Seller, such fee shall be paid, by the Seller prior to the time of such termination; and in the case of termination of this Agreement by the Purchaser, the fee shall be paid by the Seller within two business days after such termination.

8.4 Effect Of Termination. If this Agreement is rightfully terminated in accordance with the terms and conditions of Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or other Liability arising from any Breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) the Seller and the Purchaser shall, in all events, remain bound by and continue to be subject to Section 4.16.

8.5 Nonexclusivity Of Termination Rights. The termination rights provided in Section 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

9.	INDEMNIFICATION, ETC.

9.1 Survival Of Representations And Covenants.

(a) The representations, warranties, covenants and obligations of each party to this Agreement shall survive: (i) the Closing and the Asset Sale; (ii) any sale or other disposition of any or all of the Assets by the Purchaser; and (iii) the dissolution of any party to this Agreement. Except as set forth in Section 9.1(c), all of said representations and warranties shall remain in full force and effect and shall survive until April 1, 2004 (the “Expiration Date”). The covenants and obligations contained in this Agreement which by their terms are required to be performed after the Closing shall survive until performed or satisfied.

(b) The representations, warranties, covenants and obligations of the Seller, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnitees or any of their Representatives.

(c) The representations and warranties in this Agreement shall expire on the Expiration Date; provided, however, that if a Claim Notice (as defined below) relating to any representation or warranty set forth in Section 2 is given to the Seller on or prior to the

Expiration Date, then, notwithstanding anything to the contrary contained in this Section 9.1(c), such representation or warranty shall not so expire, but rather shall remain in full force and effect until such time as each and every claim (including any indemnification claim asserted by any Indemnitee under Section 9.2) that is based directly or indirectly upon, or that relates directly or indirectly to, any Breach or alleged Breach of such representation or warranty has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of the Seller and the Purchaser or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

(d) For purposes of this Agreement, a “Claim Notice” relating to a particular representation or warranty shall be deemed to have been given if any Indemnitee, acting in good faith, delivers to the Seller a written notice stating that such Indemnitee believes that there is or has been a possible Breach of such representation or warranty and containing (i) a brief description of the circumstances supporting such Indemnitee’s belief that there is or has been such a possible Breach, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a direct or indirect result of such possible Breach. Failure to provide such Claim Notice (unless the Expiration Date shall have passed) shall not constitute a waiver of the Seller’s indemnity obligations hereunder and shall not limit or otherwise affect any Liability that the Seller may have to any Indemnitee, except to the extent that the Seller is actually materially prejudiced thereby. No Claim Notice with respect to a Breach of any representation and warranty of the Seller may be delivered after the Expiration Date.

(e) For purposes of this Agreement, each statement or other item of information set forth in the Seller Disclosure Schedule or in any update to the Seller Disclosure Schedule shall be deemed to be a representation and warranty made by the Seller in this Agreement.

9.2 Indemnification By The Seller.

(a) The Seller shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i) any Breach of any of the representations or warranties made by the Seller in this Agreement (without giving effect to any update to the Seller Disclosure Schedule);

(ii) any Breach of any of the representations or warranties made by the Seller in this Agreement as if such representation and warranty was made as of the Closing Date (without giving effect to any update to the Seller Disclosure Schedule);

(iii) any Breach of any representation, warranty, statement, information or provision contained in the Seller Disclosure Schedule;

(iv) any Breach of any covenant or obligation of the Seller contained in this Agreement;

(v) any Liability of the Seller or of any Related Party, other than the Designated Contractual Obligations;

(vi) any Liability (other than the Designated Contractual Obligations) to which the Purchaser or any of the other Indemnitees may become subject and that arises directly or indirectly from or relates directly or indirectly to (A) any product produced or sold or any services performed by or on behalf of the Seller, (B) the presence of any Hazardous Material at any site owned, leased, occupied, used or controlled by the Seller on or at any time prior to the Closing Date, (C) the generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release or disposal of any Hazardous Material (whether lawfully or unlawfully) by or on behalf of the Seller, and (D) the operation by the Seller of its business;

(vii) any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the Transactions;

(viii) the patent infringement claim described in Part 2.26 of the Seller Disclosure Schedule relating directly or indirectly to the Seller’s manufacture, sale or use of any nitrones contained in the Seller’s compound library that function as spin-traps or free radical scavengers, or any derivatives or analogs thereof, prior to the Closing Date, or the manufacture, use or sale of such compounds by the Purchaser following the Closing Date, including any Damages (including legal fees and court costs, license fees and royalty payments) incurred by the Purchaser to obtain the right to continue to manufacture, sell, use and exploit such compounds arising from, as a result of or in connection with such patent infringement claim;

(ix) any patent infringement claim relating directly or indirectly to the Seller’s manufacture, use or sale of CPI-1189 or other benzamides contained in Centaur’s compound library or any derivatives or analogs thereof for anti-neuroinflammation prior to the Closing Date, and the Purchaser’s continued manufacture, sale or use thereof for anti-neuroinflammation following the Closing Date, including any Damages (including legal fees and court costs, license fees and royalty payments) incurred by the Purchaser to obtain the right to continue to manufacture, sell, use and exploit such compounds for anti-neuroinflammation arising from, as a result of or in connection with such patent infringement claim;

(x) any matter identified or referred to in the first paragraph of Part 2.12(b) of the Seller Disclosure Schedule; or

(xi) any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause “(i),” “(ii),” “(iii),” “(iv),” “(v)”, “(vi)”, “(vii)”, “(viii)” or “(ix)” above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

(b) Subject to Section 9.2(c), the Seller shall not be required to make any indemnification payment pursuant to (i) Section 9.2(a)(i), Section 9.2(a)(ii), Section 9.2(a)(iii) and, solely with respect to the covenant of the Seller set forth in Section 4.4 (the “Specified Covenant”), Section 9.2(a)(iv), for any Breach of any representation and warranty set forth in this Agreement or any Breach of the Specified Covenant, until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties or the Specified Covenant) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $100,000. (If the total amount of all such Damages exceeds $100,000, the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding $100,000.)

(c) Except for the Damages arising out of any Breach of the Seller’s representations and warranties set forth in Section 2.6 and Section 2.11 (collectively, the “Significant Representations”), for which the Seller’s maximum liability shall be equal to 90% of the Purchase Price, the total amount of the indemnification payments that the Seller shall be required to make under (i) Section 9.2(a)(i), Section 9.2(a)(ii), Section 9.2(a)(iii) and, solely with respect to the Specified Covenant, Section 9.2(a)(iv) (collectively, the “Specified Damages”), shall be limited in the aggregate to a maximum amount equal to the product of (x) the sum of (A) the Upfront Escrow Shares, plus (B) the Earnout Shares, if any, multiplied by (y) the Stipulated Value. Any Specified Damages required to be paid by the Seller pursuant to this Section 9 shall be made exclusively from the Upfront Escrow Shares and the Earnout Shares, if any, held in the Escrow Account under the Escrow Agreement.

(d) Subject to the limitations set forth in Sections 9.2(b) and 9.2(c), any Indemnitee shall be entitled to satisfy the full amount of any Damages for which it is entitled to seek indemnification, compensation or reimbursement pursuant to Section 9.2, other than any Specified Damages, directly from the Seller by canceling that number of shares of Series D Stock held by the Seller equal to the quotient of (i) the aggregate dollar amount of such Damages, divided by (ii) the Stipulated Value. If the number of shares of Series D Stock held by the Seller is insufficient to satisfy the full amount of such Damages, then the Indemnitee shall be entitled to obtain the unsatisfied portion of such Damages directly from the Seller; provided however, that in the event that the Earnout Shares have been issued at the time the Indemnitee seeks satisfaction of such Damages, the Indemnitee shall first seek to be paid such unsatisfied amounts out of any Upfront Escrow Shares and Earnout Shares, if any, remaining in the Escrow Account that are not subject to a prior claim that has been disputed by the Seller in accordance with the Escrow Agreement, prior to seeking satisfaction thereof directly from the Seller.

(e) The limitations on the indemnification obligations of the Seller and the manner of satisfaction thereof by the Purchaser that are set forth in Section 9.2(b), Section 9.2(c) and Section 9.2(d) shall not apply to any Breach arising directly or indirectly from any claim based on fraud.

(f) In the absence of fraud, the parties agree that the Stockholders shall not be personally liable for the Seller’s obligations to indemnify, hold harmless, compensate and reimburse the Purchaser under this Section 9.2; provided that nothing in this Section 9.2(f) shall constitute a waiver or limitation of (i) any right, privilege or benefit that the Purchaser might have as a creditor of the Seller at any time, (ii) any Liability that such Stockholders may otherwise have under applicable law, or (iii) any claim that the Seller may have to any Shares placed into escrow pursuant to Section 5.7(c) to secure the payment of outstanding Purchaser Claims.

(g) In the event that the Seller’s obligation to indemnify, hold harmless, compensate and reimburse any Indemnitees arises under or is attributable to more than one subsection of Section 9.2(a), the Indemnitee shall have the option to claim such indemnification compensation or reimbursement by the Seller under any or all such applicable subsections and any limitation on one such subsection shall not apply to any other subsection.

9.3 Setoff. In addition to any rights of setoff or other rights that the Purchaser or any of the other Indemnitees may have at common law or otherwise, the Purchaser shall have the right to withhold and deduct any sum that may be owed to any Indemnitee under this Section 9 from any amount otherwise payable by any Indemnitee to the Seller; provided however that any such rights of the Purchaser’s shall be subject to the limitations set forth in Section 9.2(b) and Section 9.2(c); and provided further that, to the extent that a Release Event shall have occurred, in the event that at the time the Earnout Conditions are satisfied there are outstanding Purchaser Claims, the Purchaser shall only be entitled to set off against the Earnout Shares that number of whole shares of Series D Stock equal to the sum (rounded to the nearest whole share) of (a) the quotient of (i) the aggregate dollar value of all outstanding Purchaser Claims, divided by (ii) the Stipulated Value, less (b) the total number of Upfront Escrow Shares and Earnout Shares, if any, remaining in the Escrow Account. The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted.

9.4 Claims for Non-Specified Damages.

(a) If any Indemnitee has or claims to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under this Section 9, other than Specified Damages, such Indemnitee may deliver a claim notice (a “Non-Escrow Claim Notice”) to the Seller, with a copy to the Escrow Agent if the Earnout Shares shall have been earned. Each Non-Escrow Claim Notice shall (a) state that such Indemnitee believes that there is or has been a Breach of a Significant Representation or a covenant or obligation (other than the Specified Covenant) contained in this Agreement or that such Indemnitee is otherwise entitled to indemnification, compensation or reimbursement under this Section 9, (b) contain a brief description of the circumstances supporting such Indemnitee’s belief that there is or has been such a Breach or that such Indemnitee is so entitled to indemnification, compensation or reimbursement, and (c) to the extent possible, contain a good faith, non-binding, preliminary estimate of the amount of Damages such Indemnitee claims to have so incurred or suffered (the “Claimed Amount”).

(b) Within thirty (30) days after receipt by the Seller of a Non-Escrow Claim Notice (the “Dispute Period”), the Seller may deliver to the Indemnitee who delivered the Non-Escrow Claim Notice a written response (the “Response Notice”), with a copy to the Escrow Agent if the Earnout Shares shall have been earned, in which the Seller: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owing to the Indemnitee. Any part of the Claimed Amount that is not agreed to be owing to the Indemnitee pursuant to the Response Notice shall be the “Contested Amount.” If a Response Notice is not received by the Purchaser prior to the expiration of the Dispute Period, then the Seller shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnitee.

(c) If (i) the Seller delivers a Response Notice agreeing that the full Claimed Amount is owed to the Indemnitee, or (ii) the Seller does not deliver a Response Notice on a timely basis in accordance with Section 9.4(b), the Seller shall, within ten (10) business days following the receipt of such Response Notice (or, if the Purchaser has not received a Response Notice, within ten (10) business days following the expiration of the Dispute Period referred to in Section 9.4(b)), subject to Section 9.2(d), either (A) return to the Purchaser for cancellation certificates representing shares of Series D Stock having a Stipulated Value equal to the Claimed Amount, (B) cause the Escrow Agent to release to the Purchaser from the Escrow Account Upfront Escrow Shares and Earnout Shares, if any, having a Stipulated Value equal to the Claimed Amount, or (C) pay the Claimed Amount to the Indemnitee. The delivery of shares of Series D Stock to the Purchaser pursuant to the terms and conditions of this Section 9.4(c) shall be deemed to satisfy the applicable indemnification obligations to the Indemnitee delivering the Non-Escrow Claim Notice to the extent of the Stipulated Value of the shares so delivered.

(d) If the Seller delivers a Response Notice agreeing that less than the full Claimed Amount is owed to the Indemnitee, the Seller shall, within ten (10) business days following the receipt of such Response Notice, subject to Section 9.2(d), either (A) return to the Purchaser for cancellation certificates representing shares of Series D Stock having a Stipulated Value equal to the Agreed Amount, (B) cause the Escrow Agent to release to the Purchaser from the Escrow Account Upfront Escrow Shares and Earnout Shares, if any, having a Stipulated Value equal to the Agreed Amount, or (C) pay the Agreed Amount to such Indemnitee. The delivery of shares of Series D Stock to the Purchaser pursuant to the terms and conditions of this Section 9.4(d) shall be deemed to satisfy the applicable indemnification obligations to the Indemnitee delivering the Non-Escrow Claim Notice to the extent of the Stipulated Value of the shares so delivered.

(e) If the Seller delivers a Response Notice indicating that there is a Contested Amount, the Seller and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Seller resolve such dispute, such resolution shall be binding on the Seller and such Indemnitee and a settlement agreement shall be signed by such Indemnitee and the Seller and a copy sent to the Escrow Agent if the Earnout Shares shall have been earned. The Seller shall, within ten (10) business days following the execution of such settlement agreement, or such shorter period as may be set forth in the settlement agreement, subject to Section 9.2(d), either (A) return to the Purchaser for cancellation certificates representing shares of Series D Stock having a Stipulated Value equal to the amount specified in such settlement agreement, (B) cause the Escrow Agent to release to the Purchaser from the Escrow Account Upfront Escrow Shares and Earnout Shares, if any, having a Stipulated Value equal to the amount specified in such settlement agreement, or (C) pay the amount specified in such settlement agreement to such Indemnitee. The delivery of shares of Series D Stock to the Purchaser pursuant to the terms and conditions of this Section 9.4(e) shall be deemed to satisfy the applicable indemnification obligations to the Indemnitee delivering the Non-Escrow Claim Notice to the extent of the Stipulated Value of the shares so delivered.

(f) If the Seller and the Indemnitee are unable to resolve the dispute relating to any Contested Amount within thirty (30) days after the delivery of the Response Notice (the “Initial Resolution Period”), then either the Indemnitee or the Seller may submit the claim described in the Non-Escrow Claim Notice to arbitration to be settled by binding arbitration in the County of San Francisco in the State of California in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the “AAA Rules”). Arbitration will be conducted by one arbitrator, mutually selected by the Purchaser and the Seller. If the Purchaser and the Seller fail to mutually select an arbitrator within five business days following the expiration of the Initial Resolution Period, then arbitration will be conducted by three arbitrators: one selected by the Purchaser; one selected by the Seller; and the third selected by the first two arbitrators. If either Purchaser or the Seller fails to select an arbitrator within ten (10) days following the expiration of the Initial Resolution Period, then the other shall be entitled to select the second arbitrator. The parties agree to use all commercially reasonable efforts to cause the arbitration hearing to be conducted within sixty (60) days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be, and to use all commercially reasonable efforts to cause the decision of the arbitrator(s) to be furnished within seventy-five (75) days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be. The parties further agree that discovery shall be completed at least ten (10) days prior to the date of the arbitration hearing. The decision of the arbitrator(s) shall relate solely: (i) to whether the Indemnitee is entitled to recover the Contested Amount (or a portion thereof), and the portion of such Contested Amount the Indemnitee is entitled to recover; and (ii) to the determination of the non-prevailing party as provided below. The final decision of the arbitrator(s) shall be furnished to the Seller, the Indemnitee and the Escrow Agent (only if the Earnout Shares shall have been earned) in writing and shall constitute a conclusive determination of the issue(s) in question, binding upon the Seller and the Indemnitee and shall not be contested by any of them. The non-prevailing party in any such arbitration shall pay the reasonable expenses (including attorneys’ fees) of the prevailing party, and the fees and expenses associated with the arbitration (including the arbitrators’ fees and expenses). For purposes of this Section 9.4(f), the non-prevailing party shall be determined solely by the arbitrator(s). The Seller shall, within ten (10) business days following the delivery of the final decision of the arbitrator(s), pay the Indemnitee in accordance with the written decision of the arbitrator(s) and Section 9.2(d).

9.5 Exclusive Remedy. Other than with respect to claims based on fraud, the Purchaser and the Seller agree that the indemnification provisions set forth in this Section 9 shall be each such person’s sole and exclusive remedy with respect to any inaccuracy, breach of, or default in, any of the representations, warranties, covenants or obligations of any such party in this Agreement; provided, however, that the foregoing shall not prohibit any party from seeking an injunction or other equitable remedy in respect thereof.

9.6 Defense Of Third Party Claims.

(a) In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against the Purchaser, against any other Indemnitee or against any other Person) with respect to which the Seller may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 9, the Seller shall have the right, at its election, to assume the defense of such claim or Proceeding at the sole expense of the Seller by providing written notice of its election to assume such defense to the Purchaser within 10 days after receiving notification of the assertion or commencement of any such claim or Proceeding; provided however that if the Seller fails to take the steps necessary to diligently defend such claim or Proceeding within 10 days after receiving written notice from an Indemnitee that such Indemnitee reasonably believes the Seller has failed to take such steps, the Indemnitee may assume its own defense, and the Seller shall be liable for all costs and expenses paid or incurred by such Indemnitee in connection therewith. If the Seller so elects to assume the defense of any such claim or Proceeding:

(i) it will be deemed conclusively established for purposes of this Agreement that all claims made in connection with such claim or Proceeding are within the scope of and are subject to the indemnification provisions set forth in Section 9.2, and the Seller shall not be permitted to contest the applicability of Section 9.2 to such claim or Proceeding or to contest the Seller’s obligation to provide indemnification, compensation or reimbursement with respect thereto;

(ii) the Seller shall proceed to defend such claim or Proceeding in a diligent manner with counsel satisfactory to the Purchaser;

(iii) the Purchaser shall make available to the Seller any non-privileged documents and materials in the possession of the Purchaser that may be necessary to the defense of such claim or Proceeding;

(iv) the Seller shall keep the Purchaser informed of all material developments and events relating to such claim or Proceeding;

(v) the Purchaser shall have the right to participate in the defense of such claim or Proceeding at its own expense (it being understood that the Seller shall be required to reimburse the Indemnitee for any fees paid to counsel representing the Indemnitee in such

Proceeding for legal services rendered prior to the time the Purchaser receives notice of the election of the Seller to assume such defense); and

(vi) the Seller shall not, without the prior written consent of the Indemnitee, be permitted to effect any settlement, adjustment or compromise of such claim or Proceeding unless (A) such settlement, adjustment or compromise involves no finding or admission of any Breach by any Indemnitee of any obligation to any other Person or any violation by any Indemnitee of any Legal Requirement, (B) such settlement, adjustment or compromise has no effect on any other claim that may be made against any Indemnitee, and (C) the sole relief provided in connection with such settlement, adjustment or compromise is monetary damages that are paid in full by the Seller.

(b) If the Seller does not elect (within the ten-day time period specified in subsection “(a)” above) to assume the defense of any such claim or Proceeding (or if, after initially assuming such defense, the determines not to continue with such defense), the Purchaser may proceed with the defense of such claim or Proceeding on its own. If the Purchaser so proceeds with the defense of any such claim or Proceeding on its own:

(i) all expenses relating to the defense of such claim or Proceeding (whether or not incurred by the Purchaser) shall be borne and paid exclusively by the Seller;

(ii) the Seller shall make available to the Purchaser any documents and materials in the possession or control of either of the Seller that may be necessary to the defense of such claim or Proceeding;

(iii) the Purchaser shall keep the Seller informed of all material developments and events relating to such claim or Proceeding; and

(iv) the Purchaser shall not have the right to settle, adjust or compromise such claim or Proceeding without the consent of the Seller; provided, however, that the Seller shall not unreasonably withhold or delay such consent.

(c) Notwithstanding anything to the contrary contained in this Section 9.6, and notwithstanding any election made by the Seller to assume the defense of any claim or Proceeding in accordance with subsection “(a)” above, the Purchaser may (by notifying the Seller in writing) elect to assume, and shall have the exclusive right to control, the defense of any claim or Proceeding of the type referred to in subsection “(a)” above (at the Seller’s sole expense and with counsel selected by the Purchaser and reasonably satisfactory to the Seller) if:

(i) any affiliate of the Seller is also a party to such claim or Proceeding, and counsel to the Purchaser determines in good faith that joint representation would give rise to an actual or potential conflict of interest that could reasonably adversely affect the Seller’s defense of such claim or Proceeding;

(ii) if the Purchaser reasonably determines in good faith that the Seller will not have sufficient resources to manage the defense of such claim or Proceeding effectively;

(iii) the amount claimed in connection with such claim or Proceeding exceeds the aggregate Stipulated Value of the Upfront Escrow and the Earnout Shares then being held in the Escrow Account; or

(iv) such claim or Proceeding relates to the Proprietary Assets that are included in the Assets or the third party claimant is a party to any Assumed Contract.

9.7 Exercise Of Remedies By Indemnitees Other Than Purchaser. No Indemnitee (other than the Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

9.8 Release from Escrow. The Purchaser and the Seller agree to cause all Upfront Escrow Shares and Earnout Shares, if any, to be released from the Escrow Account in accordance with the terms and conditions of the Escrow Agreement following the Expiration Date.

10.	MISCELLANEOUS PROVISIONS.

10.1 [Reserved].

10.2 Fees and Expenses.

(a) The Seller shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Fenwick & West LLP) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of the Seller in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the furnishing of information to the Purchaser and its Representatives in connection with the investigation and review conducted by the Purchaser and its Representatives with respect to the business of the Seller; (iii) the negotiation, preparation and review of this Agreement (including the Seller Disclosure Schedule), the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iv) the preparation and submission of any filing (except with respect to the California Permit, which filing fees shall be borne by the Purchaser) or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and (v) the consummation and performance of the Transactions.

(b) Subject to the provisions of Section 9 (including the indemnification and other obligations of the Seller thereunder), the Purchaser shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Cooley Godward LLP) that have been incurred or that are in the future incurred by or on behalf of the Purchaser in connection with: (i)

the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by the Purchaser and its Representatives with respect to the business of the Seller; (iii) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iv) the preparation and submission of any filing (including the filing fees with respect to the California Permit) or notice required to be made or given in connection with any of the Transactions, and (v) the consummation and performance of the Transactions.

10.3 Attorneys’ Fees. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to the Seller:

Centaur Pharmaceuticals, Inc.

1220 Memorex Drive

Santa Clara, CA 95050

Attention: Chief Executive Officer

Facsimile: (408) 822-1601

with copy to:

Fenwick & West LLP

Two Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Attention: Michael J. Patrick

Facsimile: (650) 494-1417

if to the Purchaser:

Renovis, Inc.

270 Littlefield Avenue

South San Francisco, CA 94080-6924

Attention: Chief Executive Officer

Facsimile: (650) 266-1460

with a copy to:

Cooley Godward LLP

5 Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Attention: Barclay J. Kamb

Facsimile: (650) 849-7400

10.5 Time Of The Essence. Time is of the essence of this Agreement.

10.6 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

10.8 Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of San Francisco, California. Each party to this Agreement:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Francisco, California (and each appellate court located in the State of California) in connection with any such legal proceeding;

(ii) agrees that each state and federal court located in the County of San Francisco, California shall be deemed to be a convenient forum; and

(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of San Francisco, California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) The Purchaser and the Seller agree that, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against the Seller in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

10.9 Successors And Assigns; Parties In Interest.

(a) This Agreement shall be binding upon: the Seller and its successors and assigns (including Seller LLC after the LLC Merger); and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Seller; the Purchaser; the other Indemnitees (subject to Section 9.7); and the respective successors and assigns (if any) of the foregoing.

(b) The Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other Person. The Seller shall not be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the Purchaser’s prior written consent, except to Seller LLC.

(c) Except for the provisions of Section 9 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of the Seller shall have any rights under this Agreement or under any of the other Transactional Agreements, and (ii) no creditor of the Seller shall have any rights under this Agreement or any of the other Transactional Agreements.

10.10 Remedies Cumulative; Specific Performance. Except as otherwise provided in this Agreement, the rights and remedies of the parties hereto shall be cumulative (and not alternative). Each party agrees that: (a) in the event of any Breach or threatened Breach by one party of any covenant, obligation or other provision set forth in this Agreement, the other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and (b) no party shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

10.11 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

10.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

10.14 Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof, including the Letter of Intent entered into between the parties on June 28, 2002, other than the Mutual Confidential Disclosure Agreement entered into between the parties on April 8, 2002, which shall remain in full force and effect.

10.15 Knowledge. For purposes of this Agreement, a Person shall be deemed to have “knowledge” of a particular fact or other matter if any Representative of such Person has knowledge of such fact or other matter.

10.16 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first set forth above.

CENTAUR PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ JOHN WALKER

John Walker, Interim Chief Executive Officer

RENOVIS, INC.,
a Delaware corporation

By:	/s/ COREY GOODMAN

Dr. Corey Goodman, President and Chief Executive Officer

Signature Page to Asset Purchase Agreement

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Proposal. “Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by the Purchaser) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving: (a) the sale or other disposition of all or any portion of the business or assets of the Seller (other than the Excluded Assets); (b) the issuance, sale or other disposition of (i) any capital stock or other securities of the Seller, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other securities of the Seller, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other securities of the Seller; or (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Seller; provided, however, that Acquisition Transaction shall not include: (i) the LLC Merger; (ii) any discussions or negotiations relating to a non-binding term sheet or the license agreement described in Section 5.14 with Incyte Corporation; (iii) the negotiation of or entering into of an agreement with Cutanix Corporation (A) whereby the parties clarify each party’s rights to the Seller’s compound libraries and patent licenses or (B) regarding the sale of the Seller’s shares of Cutanix Corporation; (iv) any discussions or negotiations regarding the subleasing of the Seller’s leasehold interest in the facilities located at 1220 Memorex Drive, Santa Clara, CA; or (v) the issuance of stock by the Seller to its employees upon the exercise of outstanding stock options.

Agreement. “Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Seller Disclosure Schedule), as it may be amended from time to time.

Assumed Contracts. “Assumed Contracts” shall mean the Seller Contracts identified on Exhibit I to the Agreement, and shall include any schedule, exhibit, appendix, or similar attachment thereto, any side letter or written modification or extension thereof that has been delivered to the Purchaser prior to the date of the Agreement.

Best Efforts. “Best Efforts” shall mean the commercially reasonable efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

Breach. There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

Bridge Note Holders. “Bridge Note Holders” shall mean Bismuth Investments Limited, Canadian Medical Discoveries Fund Inc., Charter Ventures IV, L.P., Concord Partners II, L.P., Graham K. Crooke, Cycad Group LLC, B. Curtis Eaves, Everett Jordan Eaves, Robert A. Floyd, Craig A.T. Jones, KS Teknoinvest VI, Neuroscience Partners Limited Partnership, The Walker Living Trust, dated 3/5/95.

Bulk Sales Laws. “Bulk Sales Laws” shall mean the bulk transfer provisions of the Uniform Commercial Code (or any similar law).

CERCLA. “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

Change of Control. “Change of Control” shall mean: (a) the consummation of a merger or consolidation of the Seller with or into another entity or any other corporate reorganization where either (i) the Seller is not the surviving corporation, or (ii) more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by Persons who were not stockholders of the Seller immediately prior to such merger, consolidation or other reorganization, and (b) the sale, transfer or other disposition of all or substantially all of the Seller’s assets.

Charter Documents. “Charter Documents” shall mean the certificate of incorporation, bylaws and any other similar charter documents of an Entity.

Claim. “Claim” shall mean and include all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including: (i) any unknown, unsuspected or undisclosed claim; and (ii) any claim, right or cause of action based upon any Breach of any express, implied, oral or written contract or agreement.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

Damages. “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

Employee Benefit Plan. “Employee Benefit Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable thereto), which is or has been maintained, contributed to, or required to be contributed to, by the Seller or any affiliate of the Seller for the benefit of any employee of the Seller, or with respect to which the Seller has had or may have any liability or obligation.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974.

ERISA Affiliate. “ERISA Affiliate” shall mean any Person that is, was or would be treated as a single employer with any of the Specified Entities under Section 414 of the Code.

GAAP. “GAAP” shall mean generally accepted accounting principles.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Hazardous Material. “Hazardous Material” shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA and any other so-called “superfund” or “superlien” law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause “(a)”, “(b)”, “(c)” or “(d)” above.

Indemnitees. “Indemnitees” shall mean the following Persons: (a) the Purchaser; (b) the Purchaser’s current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Material Contract. “Material Contract” shall mean any Contract that (a) contemplates or involves (i) the payment or delivery of cash or other consideration (fixed or contingent) by the Seller or to the Seller in an amount or having a value in excess of $10,000 in the aggregate, or (ii) the performance of services having a value in excess of $10,000 in the aggregate, (b) relates to the creation of any Encumbrance with respect to any Asset, (c) is not entered into in the Ordinary Course of Business, (d) has a term of more than 60 days and that may not be terminated by the Seller (without penalty) within 60 days after the delivery of a termination notice by the Seller, (e) constitutes a non-recurring, professional services-related Contract, (f) constitutes a partnering or strategic alliance Contract or (g) constitutes an license agreement.

Order. “Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

Ordinary Course of Business. An action taken by or on behalf of the Seller shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(a) such action is recurring in nature, is consistent with the past practices of the Seller and is taken in the ordinary course of the normal day-to-day operations of the Seller;

(b) such action is taken in accordance with sound and prudent business practices;

(c) such action is not required to be authorized by the Stockholders, the board of directors of the Seller or any committee of the board of directors of the Seller and does not require any other separate or special authorization of any nature; and

(d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of Entities that are engaged in businesses similar to the business of the Seller.

Permitted Liens. “Permitted Liens” shall mean (i) liens for current taxes not yet due and payable or delinquent or (ii) imperfections or irregularities in title, if any, that have arisen in the Ordinary Course of Business and that individually or in the aggregate are not material and that could not materially affect the Purchaser’s use of the Assets.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” shall mean the period from the date of the Agreement through the Closing Date.

Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

Proprietary Asset. “Proprietary Asset” shall mean any patent, patent application, supplementary protection certificate, patent reissue, reexaminations, extension, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, invention (whether patentable or unpatentable and whether or not reduced to practice), biological material, design, blueprint, engineering drawing, technical information, research data, research raw data, laboratory notebook, procedure, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

Purchase Price. “Purchase Price” shall mean the amount equal to the sum of (a) the sum of the consideration set forth in Sections 1.3(a), 1.3(b), 1.3(c) and 1.3(e), plus (b) the Earnout Shares.

Purchaser Disclosure Schedule. “Purchaser Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Seller on behalf of the Purchaser, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

Purchaser Record Date. “Purchaser Record Date” shall mean the record date for the Persons entitled to vote on the Certificate Amendment under provisions of applicable law.

Related Party. Each of the following shall be deemed to be a “Related Party”: (a) each individual who is, or who has at any time been, an officer of the Seller; (b) each member of the family of each of the individuals referred to in clause “(a)” above; and (c) any Entity (other than the Seller) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Seller Contract. “Seller Contract” shall mean any Contract: (a) to which the Seller is a party; (b) by which the Seller or any of its assets is or may become bound or under which the Seller has, or may become subject to, any obligation; or (c) under which the Seller has or may acquire any right or interest.

Seller Disclosure Schedule. “Seller Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Seller, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

Seller Proprietary Asset. “Seller Proprietary Asset” shall mean any Proprietary Asset owned by or licensed to the Seller or otherwise used by the Seller.

Seller Record Date. “Seller Record Date” shall mean the record date for the Persons entitled to vote on the Asset Sale and any of the other Transactions requiring the approval of the Stockholders under provisions of applicable law.

Stockholders. “Stockholders” shall mean the stockholders of the Seller.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Transactional Agreements. “Transactional Agreements” shall mean: (a) the Agreement; (b) the Escrow Agreement; (c) the Assignment and Assumption Agreement; (d) the Series D Voting Agreement; (e) the Investor Rights Agreement; (f) the Seller Voting Agreements; (g) the Purchaser Voting Agreements; (h) the Seller Closing Certificate; (i) the Purchaser Closing Certificate; and (j) the Assumption Agreement.

Transactions. “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the Asset Sale in accordance with the Agreement; (ii) the issuance of the Series D Shares in accordance with the Agreement, (iii) the assumption of the Designated Contractual Obligations by the Purchaser pursuant to the Assignment and Assumption Agreement; and (iv) the performance by the Seller and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Seller and the Purchaser of their respective rights under the Transactional Agreements.